Exhibit 10.1.1
CERAMIC PROTECTION CORPORATION
as Borrower
- and -
CANADIAN IMPERIAL BANK OF COMMERCE
as Lender, Sole Lead Arranger, Underwriter, Administrative Agent and Bookrunner
- and -
THOSE OTHER FINANCIAL INSTITUTIONS WHICH
HEREAFTER BECOME LENDERS
UNDER THIS AGREEMENT
CREDIT AGREEMENT
September 21, 2004

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION
1.1	Definitions	1
1.2	Headings	1
1.3	Subdivisions	2
1.4	Number	2
1.5	Statutes, Regulations and Rules	2
1.6	Monetary References	2
1.7	Time	2
1.8	Governing Law	2
1.9	Enurement	2
1.10	Amendments	2
1.11	No Waiver	2
1.12	Severability	3
1.13	Inconsistency	3
1.14	Accounting Terms and Principles	3
1.15	Schedules	3
ARTICLE 2
DELIVERIES ON CLOSING DATE
2.1	Deliveries by Borrower	3
ARTICLE 3
CREDIT FACILITIES
3.1	Extendible Revolving Loan	4
3.2	Term Loan	4
3.3	Extension of Revolving Period	5
3.4	End of Revolving Period	7
3.5	Maturity Date	7
3.6	Repayments	7
3.7	General Right to Prepay and Cancel	8
3.8	Mandatory Prepayment Upon Specified Events	9
3.9	Use of Proceeds	10
3.10	Types of Accommodation	10

3.11	Interest and Fees.	11
3.12	Borrowing Base	13
ARTICLE 4
SECURITY
4.1	Security	14
4.2	Sharing of Security	14
4.3	Exclusivity of Remedies	14
4.4	Form of Security	14
4.5	After- Acquired Property	15
4.6	Undertaking to Grant Fixed Charge Security	15
4.7	Discharge of Security	16
ARTICLE 5
FUNDING AND OTHER MECHANICS
5.1	Funding of Accommodations	16
5.2	Notice Provisions	16
5.3	Irrevocability	16
5.4	Rollover or Conversion of Accommodations	17
5.5	Agent’s Obligations	17
5.6	Lenders’ Obligations	17
5.7	Exchange Rate Fluctuations	17
5.8	Excess Relating to LIBOR and Bankers’ Acceptances	18
5.9	Number of Advances	18
ARTICLE 6
CONDITIONS PRECEDENT TO DRAWDOWN
6.1	Conditions Precedent to Drawdown	18
6.2	Hostile Acquisitions	19
6.3	Adjustment of Rateable Portion	20
6.4	Subsequent Drawdowns	20
6.5	Prepayment	20
ARTICLE 7
CALCULATION OF INTEREST AND FEES
7.1	Records	20
7.2	Payment of Interest and Fees	21
7.3	Payment of Stamping Fee	21

7.4	Conversion to Another Currency	21
7.5	Maximum Rate of Return	22
7.6	Waiver of Judgment Interest Act (Alberta)	22
7.7	Deemed Reinvestment Not Applicable	22
ARTICLE 8
LETTERS OF CREDIT
8.1	General	22
ARTICLE 9
GENERAL PROVISIONS RELATING TO LIBOR BASED LOANS
9.1	General	25
9.2	Early Termination of LIBOR Periods	25
9.3	Inability to Make LIBOR Based Loans	25
ARTICLE 10
BANKERS’ ACCEPTANCES
10.1	General	26
10.2	Terms of Acceptance by the Lenders	26
10.3	BA Equivalent Loans	27
10.4	General Mechanics	27
10.5	Escrowed Funds	28
ARTICLE 11
INCREASED COSTS
11.1	Changes in Law	29
11.2	Changes in Circumstances	30
11.3	Application of Sections 11.1 and 11.2	30
11.4	Limitations on Additional Compensation	30
ARTICLE 12
FEES AND EXPENSES
12.1	Agency Fee	31
12.2	Standby Fee	31
12.3	Expenses	31
ARTICLE 13
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
13.1	Representations and Warranties	31
13.2	Acknowledgement	34

13.3	Survival and Inclusion	35
ARTICLE 14
COVENANTS OF THE BORROWER
14.1	Affirmative Covenants	35
14.2	Financial Covenants	39
MINIMUM FIXED CHARGE COVERAGE RATIO
14.3	Negative Covenants	39
ARTICLE 15
REORGANIZATION
15.1	Reorganization	42
15.2	Formation of Subsidiaries	43
ARTICLE 16
EVENTS OF DEFAULT
16.1	Event of Default	43
16.2	Remedies	46
16.3	Waivers	46
ARTICLE 17
CONFIDENTIALITY
17.1	Non-Disclosure	46
17.2	Exceptions	46
17.3	Permitted Disclosures by the Agent or the Lenders	47
17.4	Survival	47
ARTICLE 18
ASSIGNMENT
18.1	Assignment of Interests	47
18.2	Assignment by the Lenders	47
18.3	Effect of Assignment	47
18.4	Participations	48
ARTICLE 19
ADMINISTRATION OF THE CREDIT FACILITY
19.1	Authorization and Action	48
19.2	Procedure for Making Advances	49
19.3	Remittance of Payments	50
19.4	Redistribution of Payment	50

19.5	Duties and Obligations	51
19.6	Prompt Notice to the Lenders	52
19.7	Agent and Agent Authority	52
19.8	Lenders’ Credit Decisions	53
19.9	Indemnification	53
19.10	Successor Agent	53
19.11	Taking and Enforcement of Remedies	54
19.12	Reliance Upon Agent	54
19.13	Agent May Perform Covenants	54
19.14	No Liability of Agent	55
19.15	Nature of Obligations under this Agreement	55
19.16	Unanimity	55
ARTICLE 20
MISCELLANEOUS
20.1	Notices	56
20.2	Telephone Instructions	57
20.3	No Partnership, Joint Venture or Agency	57
20.4	Judgment Currency	58
20.5	General Indemnity	58
20.6	Further Assurances	59
20.7	Waiver of Law	59
20.8	Attornment and Waiver of Jury Trial	59
20.9	Interest on Payments in Arrears	59
20.10	Payments Due on Banking Day	60
20.11	Application of Proceeds	60
20.12	Whole Agreement	61
20.13	Counterparts	62

CREDIT AGREEMENT
THIS AGREEMENT made the 21st of September, 2004,
BETWEEN:
CERAMIC PROTECTION CORPORATION
as Borrower
- and-
CANADIAN IMPERIAL BANK OF COMMERCE
as Lender, Sole Lead Arranger, Underwriter, Administrative Agent and Bookrunner
- and -
THOSE OTHER FINANCIAL INSTITUTIONS WHICH
HEREAFTER BECOME LENDERS
UNDER THIS AGREEMENT
PREAMBLE:
The Borrower has requested and the Lenders have agreed to establish a senior secured extendible, revolving facility and a non-revolving term facility, all on the terms and conditions herein set forth, and CIBC has agreed to act as Agent for the Lenders under such facilities, all on the terms and conditions and for the purposes set out in this Agreement.
AGREEMENT:
In consideration of the covenants and agreements between the Parties contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
INTERPRETATION
1.1	Definitions. Capitalized words and phrases used in the Documents, the Schedules hereto and in all notices and communications expressed to be made pursuant to this Agreement will have the meanings set out in Schedule A, unless otherwise defined in any of the Documents.

1.2	Headings. Headings, subheadings and the table of contents contained in the Documents are inserted for convenience of reference only, and will not affect the construction or interpretation of the Documents.

1.3	Subdivisions. Unless otherwise stated, reference herein to a Schedule or to an Article, Section, paragraph or other subdivision is a reference to such Schedule to this Agreement or such Article, Section, paragraph or other subdivision of this Agreement. Unless specified otherwise, reference in Schedule A to a Schedule or to an Article, Section, paragraph or other subdivision is a reference to such Schedule or Article, Section, paragraph or other subdivision of this Agreement.

1.4	Number. Wherever the context in the Documents so requires, a term used therein importing the singular will also include the plural and vice versa.

1.5	Statutes, Regulations and Rules. Any reference in the Documents to all or any section or paragraph or any other subdivision of any Law will, unless otherwise expressly stated, be a reference to that Law or the relevant section or paragraph or other subdivision thereof, as such Law may be amended, substituted, replaced or re-enacted from time to time.

1.6	Monetary References. Whenever an amount of money is referred to in the Documents, such amount will, unless otherwise expressly stated, be in Canadian Dollars.

1.7	Time. Time will be of the essence of the Documents.

1.8	Governing Law. The Documents will be governed by and construed in accordance with the Law in force in the Province of Alberta from time to time.

1.9	Enurement. The Documents will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns.

1.10	Amendments. No Document may be amended orally and, subject to Sections 1.1 l(a), 19.16 and 20.1(e), any amendment may only be made by way of an instrument in writing signed by the Parties.

1.11	No Waiver.
(a)	Subject to Sections 1.1 l(c) and 19.16, no waiver by a Party of any provision or of the breach of any provision of the Documents will be effective unless it is contained in a written instrument duly executed by an authorized officer or representative of such Party. Such written waiver will affect only the matter specifically identified in the instrument granting the waiver and will not extend to any other matter, provision or breach.

(b)	The failure of a Party to take any steps in exercising any right in respect of the breach or non-fulfillment of any provision of the Documents will not operate as a waiver of that right, breach or provision, nor will any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in Law or otherwise.

(c)	Acceptance of payment by a Party after a breach or non-fulfillment of any provision of the Documents requiring a payment to such Party will constitute a waiver of such provision if cured by such payment, but will not constitute a waiver or cure of any other provision of the Documents.
1.12	Severability. If the whole or any portion of the Documents or the application thereof to any circumstance will be held invalid or unenforceable to an extent that does not affect the operation of the Document in question in a fundamental way, the remainder of the Document in question, or its application to any circumstance other than that to which it has been held invalid or unenforceable, will not be affected thereby and will be valid and enforceable to the fullest extent permitted by applicable Law.

1.13	Inconsistency. To the extent that there is any inconsistency or ambiguity between the provisions of this Agreement and any other Document, the provisions of this Agreement will govern to the extent necessary to eliminate such inconsistency or ambiguity.

1.14	Accounting Terms and Principles. Except as otherwise expressly provided, all accounting terms, principles and calculations applicable to the Credit Facilities will be interpreted, applied and calculated, as the case may be, in accordance with GAAP. The basis of accounting and all calculations set out in this Agreement will be applied and made on a consistent basis and will not be changed for the purposes of this Agreement unless required by GAAP or as agreed to by the Lenders in writing, such agreement not to be unreasonably withheld. It will be reasonable for the Lenders to withhold their consent if a proposed change could adversely affect the obligations of the Borrower or rights of the Lenders under the Documents.

1.15	Schedules. The following are the Schedules which form part of this Agreement:
Schedule A: Definitions
Schedule B: Commitments
Schedule C: Form of Closing Certificates
Schedule D: Form of Closing Opinion (Borrower’s Counsel)
Schedule E: Form of Request for Offer of Extension
Schedule F: Form of Demand Debenture and Form of Pledge Agreement
Schedule G: Form of Material Subsidiary Guarantee
Schedule H: Form of Notice of Borrowing
Schedule I: Form of Notice of Rollover or Notice of Conversion
Schedule J: List of Subsidiaries and Indebtedness
Schedule K: Form of Compliance Certificate
Schedule L: Form of Instrument of Adhesion
Schedule M: Borrowing Base Certificate
ARTICLE 2
DELIVERIES ON CLOSING DATE
2.1	Deliveries by Borrower.
(a)	Closing Date. On the Closing Date, the Borrower will deliver or cause to be delivered to the Agent for the benefit of the Lenders the following:

(i)	the Borrower’s and, immediately upon completion of the Acquisition, each Material Subsidiary’s Closing Certificate;

(ii)	a Borrowing Base Certificate;

(iii)	a certificate of status from the relevant jurisdiction(s) of incorporation or registration for the Borrower and in respect of Alanx, a certified copy of the certificate of merger or evidence of filing thereof;

(iv)	the Security (except the Collateral Mortgage);

(v)	release and undertaking to discharge, in form satisfactory to the Agent, from the Existing Lender;

(vi)	the Closing Opinion;

(vii)	the U.S. Counsel Opinion;

(viii)	a certified copy of the Acquisition Agreement; and

(ix)	the payment of all fees and expenses, including arrangement fees, which are payable by the Borrower to the Agent and the Lenders, as the case may be, in connection with the Credit Facilities on or prior to the Closing Date.
(b)	Post-Closing. Within 10 Banking Days of the Closing Date, an executed copy of the Collateral Mortgage, along with such other documents and opinions as reasonably required by the Agent.
ARTICLE 3
CREDIT FACILITIES
3.1	Extendible Revolving Loan. Subject to the terms and conditions hereof and effective on the Closing Date, the Lenders hereby establish the Extendible Revolving Loan in favour of the Borrower. The Extendible Revolving Loan may be drawn down by the Borrower during a Revolving Period in Canadian Dollars or the Canadian Dollar Exchange Equivalent thereof in U.S. Dollars, or any combination thereof, to a maximum of the then applicable Borrowing Base. The Individual Revolving Loan Commitment Amount of each of the Lenders is set out in Schedule B.

3.2	Term Loan. Subject to the terms and conditions hereof and effective on the Closing Date, the Lenders hereby establishes the Term Loan in favour of the Borrower. The Term Loan is a non-revolving facility and may be drawn down by the Borrower by way of a single drawing made at Closing and thereafter pursuant to the terms and conditions of this Agreement. The Term Loan Commitment Amount of each of the Lenders is set out in Schedule B.

3.3	Extension of Revolving Period.
(a)	End of First Revolving Period. The first Revolving Period will be deemed to have commenced on the Closing Date and will end on September 20, 2005.

(b)	Extension of Credit.
(i)	The Borrower may, provided no Default or Event of Default has occurred and is continuing, request an Offer of Extension in respect of each Lender for which there is a Revolving Period at such time (each a “Revolving Lender”) no later than 90 days but no earlier than 120 days prior to the last day of the then current Revolving Period in respect of such Revolving Lenders. Such request shall be made by the Borrower by delivering to the Agent an executed Request for Offer of Extension and, if not previously delivered, the most current financial statements and production information required to be delivered by it hereunder. The Agent shall within 2 Banking Days of receipt thereof notify the Revolving Lenders of such Request for Offer of Extension and each Revolving Lender shall notify the Agent and the Borrower as to whether or not it agrees (in its sole discretion) to such request no later than 30 days prior to the last day of the then current Revolving Period (the “Notification Date”); provided that, if a Revolving Lender does not so notify the Agent and the Borrower on or prior to the Notification Date, such Revolving Lender shall be deemed to have elected not to agree to such request.

(ii)	If the Borrower fails to make a Request for Offer of Extension within the time provided above, the then current Revolving Period for all Revolving Lenders will not be followed by a new Revolving Period and will continue until the Revolving Loan Termination Date.

(iii)	If the Majority Revolving Lenders agree to such Request for Offer of Extension, the Agent shall forthwith deliver to the Borrower an Offer of Extension. Any such Offer of Extension shall be open for acceptance by the Borrower until the Banking Day immediately preceding the last day of the then current Revolving Period. Upon written notice by the Borrower to the Agent accepting an outstanding Offer of Extension and agreeing to the terms and conditions specified therein, if any, the Revolving Period, in respect of those Revolving Lenders agreeing to such an extension, shall be extended to the date specified in the Offer of Extension subject to the terms and conditions, if any, specified in such Offer of Extension effective on the date of acceptance by the Borrower of the Offer of Extension.

(iv)	If any Lender that receives notification from the Agent that the Borrower has made a Request for Offer of Extension, elects not to or is deemed not to make an Offer of Extension (each a “Non-Agreeing Lender”), the Agent shall forthwith so advise each of the other Lenders which do agree to provide an Offer of Extension and each such Lender shall have the right

(but not the obligation) to purchase the Individual Revolving Loan Commitment Amount of such Non-Agreeing Lenders (collectively, the “Non-Agreeing Lender Commitment Amount”) for a purchase price in an amount equal to the Aggregate Principal Amount of the Advances owing to such Non-Agreeing Lenders under the Extendible Revolving Loan, together with accrued interest thereon to the date of payment of such principal amount and all other Indebtedness payable by the Borrower to such Non-Agreeing Lenders under this Agreement and the other Documents (including all losses, costs and expenses suffered or incurred by the Non-Agreeing Lenders as a result of complying with this Section 3.3(b) and all amounts owing to it under Sections 12.3 and 20.5). Each of the other Lenders wishing to exercise its rights to purchase the Non-Agreeing Lender Commitment Amount (a “Purchasing Lender”) shall so notify the Borrower, the Agent and each of the other Lenders in writing, and such Purchasing Lender shall thereupon be obligated to purchase not less than 15 days prior to the last day of the then current Revolving Period, an amount equal to the Non-Agreeing Lender Commitment Amount multiplied by such Purchasing Lender’s Rateable Portion of the Revolving Loan Commitment Amount over the aggregate of all Purchasing Lender’s Rateable Portion of the Revolving Loan Commitment Amount, or as otherwise agreed to by the Borrower and all Purchasing Lenders. The Non-Agreeing Lenders, the Purchasing Lenders, the Agent, the Borrower and each of the other Lenders, if any, shall forthwith duly execute and deliver any necessary documentation to give effect to such purchase, whereupon the Non-Agreeing Lenders shall, as of the effective date thereof, be released from its obligations to the Borrower hereunder and under the other Documents arising subsequent to such date.

(v)	If a Non-Agreeing Lender Commitment Amount is not purchased pursuant to Section 3.3(b)(iv), at the option of the Borrower:
(A)	so long as no Event of Default or any Default exists and is continuing, the Borrower shall repay all Advances (which shall include, for greater certainty, the face amount of all Banker’s Acceptances and BA Equivalent Loans accepted by such Non-Agreeing Lender) and other Indebtedness owing hereunder and under the other Documents to such Non-Agreeing Lender on the Conversion Date and, upon such repayment, the Non-Agreeing Lender shall cease to be a Lender hereunder and the Non-Agreeing Lender Commitment Amount shall be terminated; the Revolving Loan Commitment Amount shall be reduced by the amount of the terminated Non-Agreeing Lender Commitment Amount, and the Rateable Portion of each remaining Lender shall be adjusted accordingly; or

(B)	the Non-Agreeing Lender shall, if requested by the Borrower, assign and transfer such Non-Agreeing Lender Commitment Amount to a Lender pursuant to Section 18.2;
(vi)	A Revolving Period may only be extended pursuant to Section 3.3(b)(i) if the Majority Revolving Lenders agree to provide an Offer of Extension, and if such Majority Revolving Lenders do not agree to provide an Offer of Extension, the provisions of Sections 3.3(b)(iv) or 3.3(b)(v) shall not be applicable and the undrawn portion of the Individual Revolving Loan Commitment Amounts of all Revolving Lenders shall, effective on the last day of the then current Revolving Period, be cancelled and such Revolving Lenders’ commitments hereunder shall thereafter be terminated.

(vii)	This Section 3.3 shall apply from time to time to permit successive extensions of the Revolving Period and the Revolving Loan Termination Date if and for so long as the Majority Revolving Lenders have agreed in accordance with
Section 3.3(b)(vi).
3.4	End of Revolving Period. The undrawn portion of any Non-Agreeing Lender Commitment Amount will be automatically cancelled at 5:00 p.m. (Toronto time) on the last day of the then current Revolving Period of such Non-Agreeing Lender and on such day all amounts outstanding hereunder will be repaid and the Extendible Revolving Loan, with respect to a Non-Agreeing Lender, shall be terminated.

3.5	Maturity Date. Each Advance from a Lender under the Extendible Revolving Loan will have a Maturity Date which expires on or prior to the Revolving Loan Termination Date applicable to that Lender.

3.6	Repayments
(a)	Extendible Revolving Loan
(i)	During Revolving Period. During a Revolving Period, the Borrower may borrow, repay and re-borrow Advances under the Extendible Revolving Loan provided that, subject to Sections 3.3 and 5.7, the Canadian Dollar Exchange Equivalent of the Aggregate Principal Amount of the Extendible Revolving Loan will at no time exceed the then applicable Borrowing Base.

(ii)	Payment on Revolving Loan Termination Date. The Aggregate Principal Amount of the Extendible Revolving Loan with respect to any Non-Agreeing Lender, if any, remaining on the Revolving Loan Termination Date with respect to such Non-Agreeing Lender will be unconditionally and irrevocably paid by the Borrower in full, together with all accrued but unpaid interest thereon and all other Indebtedness owing to the Agent in respect of such Indebtedness to such Non-Agreeing Lender and owing to such Non-Agreeing Lender under the Documents, if any, on such date.

(iii)	Payments to Agent. All payments of the Indebtedness of the Borrower to the Lenders under the Extendible Revolving Loan will be made by the Borrower to the Agent for the account of the Lenders under the Extendible Revolving Loan in accordance with each such Lender’s Rateable Portions thereof.
(b)	Term Loan
(i)	During Term. During the Term of the Term Loan, other than the single drawing made on the Closing Date, the Borrower may, request Advances under the Term Loan by way of rollovers and conversions by way of the following:
(A)	Prime Rate Loans in Canadian dollars;

(B)	U.S. Base Rate Loans in U.S. dollars;

(C)	BA’s with terms of 1, 2, 3 or 6 months, subject to availability; and

(D)	LIBOR Based Loans with terms of 1, 2, 3 or 6 months, subject to availability.
(ii)	Scheduled Principal Repayments. Beginning on April 30, 2005, and on the last Banking Day of each fiscal quarter thereafter, the Borrower shall make quarterly principal repayments of the Term Loan in the amount of Cdn. $1,100,000.

(iii)	Payment on Term Loan Termination Date. The Aggregate Principal Amount of the Term Loan remaining on the Term Loan Termination Date will be unconditionally and irrevocably paid by the Borrower in full, together with all accrued but unpaid interest thereon and all other Indebtedness owing to the Agent in respect of such Indebtedness to each Lender on such date.

(iv)	Payments to Agent. All payments of the Indebtedness of the Borrower to the Lenders under the Term Loan will be made by the Borrower to the Agent for the account of the Lenders under the Term Loan in accordance with each such Lender’s Rateable Portions thereof.
3.7	General Right to Prepay and Cancel. Subject to Sections 9.2 and 10.5 and with the same notice required when the Advance to be prepaid was made, the Borrower may at any time prepay (in minimum amounts of Cdn. $500,000 or U.S. $500,000, as applicable, without premium, bonus or penalty (provided the Borrower reimburses any breakage funding costs and related expenses, if any), any or all of the Aggregate Principal Amount under the Credit Facilities except that (i) a Bankers’ Acceptance under the Credit Facilities will not be paid prior to its Maturity Date, and (ii) a LIBOR Based Loan may not be paid prior to its Maturity Date except in accordance with Sections 9.2 and 11.2. All voluntary prepayments made under the Term Loan will be applied in inverse order of maturity beginning first with the amount of the Term Loan remaining at the end of the Term and then to all remaining scheduled repayments under the Term Loan. At any time during a Revolving Period, the Borrower may also, upon the Borrower giving the Agent not less than 3 Banking Days prior written notice, cancel (in minimum amounts of Cdn. $500,000 or U.S. $500,000, as applicable, any undrawn portion of the Revolving Loan Commitment Amount, including any undrawn portion resulting from a prepayment. Any prepayment or cancellation will be made pro rata to all Lenders on the basis of each Lender’s Rateable Portion, and any such prepayment or cancellation and resulting prepayment made to a Non-Agreeing Lender will result in a permanent reduction of the Individual Revolving Loan Commitment Amount of any such Non-Agreeing Lender.
3.8	Mandatory Prepayment Upon Specified Events.
(a)	The Borrower shall, within 3 Banking Days of notice thereof, pay to the Agent, on account of the Lenders any excess outstandings under the Extendible Revolving Loan over the lesser of (A) the Revolving Loan Commitment and (B) the Borrowing Base.

(b)	The Borrower shall further pay to the Agent on behalf of the Lenders as a mandatory prepayment of the Term Loan (in inverse order of maturity):
(i)	within 7 Banking Days of receipt thereof, the net proceeds of any asset dispositions in excess of $100,000, (other than Permitted Sale and Lease-Back Transactions) of the Borrower or any of its Subsidiaries (other than sales of inventory in the ordinary course of business), provided that if any such assets are to be replaced within 60 days of such disposition, the Borrower may request that such net proceeds be held by the Agent on terms acceptable to the Lenders and Borrower, in each case acting reasonably, to be used for such purpose;

(ii)	within 5 Banking Days of the closing thereof, 75% of the net cash proceeds from any equity offering of the Borrower; and

(iii)	within 5 Banking Days of receipt thereof, the net cash proceeds of any property insurance claim (provided that if any such assets are to be replaced within 90 days of such disposition, the Borrower may request that such net proceeds be held by the Agent on terms acceptable to the Lenders and Borrower, in each case acting reasonably, to be used for such purpose).
(c)	As a further mandatory prepayment of the aggregate principal amount under the Term Loan (in inverse order of maturity), the Borrower shall pay to the Agent on behalf of the Lenders within 60 days of the end of each fiscal quarter, 75% of the Excess Cash Flow, provided that no such prepayment is required to the extent for any such quarter, the Borrower achieves a Debt to EBITDA Ratio of less than 1.25:1 for such quarter.

3.9	Use of Proceeds.
(a)	Extendible Revolving Loan. The Borrower will be entitled, subject to the provisions hereof dealing with Hostile Acquisitions, to use the proceeds of the Extendible Revolving Loan for general corporate purposes.

(b)	Term Loan. The Borrower will be entitled, subject to the provisions hereof dealing with Hostile Acquisitions, to use the proceeds of the Term Loan for:
(i)	the Acquisition, including, for greater certainty, all amounts necessary to satisfy the Indebtedness described in 14.4(n) of the Acquisition Agreement; and

(ii)	any other purpose that has been consented to in writing by the Lenders prior to such use.
3.10	Types of Accommodation
(a)	Extendible Revolving Loan. The Borrower may from time to time obtain under the Extendible Revolving Loan all or one or more of the following types of Accommodation:
(i)	Canadian Dollar Advances. For Advances in Canadian Dollars:
(A)	Canadian Prime Rate Loans;

(B)	Bankers’ Acceptances; and

(C)	Letters of Credit.
(ii)	U.S. Dollar Advances. For Advances in U.S. Dollars:
(A)	U.S. Base Rate Loans;

(B)	LIBOR Based Loans;

(C)	Letters of Credit; and

(D)	subject to availability, Bankers’ Acceptances.
(b)	Term Loan. The Borrower may from time to time obtain under the Term Loan all or one or more of the following types of Accommodation:
(i)	Canadian Dollar Advances. For Advances in Canadian Dollars:
(A)	Canadian Prime Rate Loans; and

(B)	Bankers’ Acceptances.

(ii)	U.S. Dollar Advances. For Advances in U.S. Dollars:
(A)	U.S. Base Rate Loans;

(B)	LIBOR Based Loans; and

(C)	subject to availability, Bankers’ Acceptances.
3.11	Interest and Fees.
(a)	Interest and Fees under the Extendible Revolving Loan. Interest and fees payable by the Borrower under the Extendible Revolving Loan will be applied in the following manner:
(i)	each Canadian Prime Rate Loan under the Extendible Revolving Loan will bear interest at a variable rate per annum equal to the Canadian Prime Rate plus the applicable margin indicated in the table below;

(ii)	each U.S. Base Rate Loan under the Extendible Revolving Loan will bear interest at a variable rate per annum equal to the U.S. Base Rate plus the applicable margin indicated in the table below;

(iii)	each LIBOR Based Loan under the Extendible Revolving Loan will bear interest at a rate per annum equal to the LIBOR plus the applicable margin indicated in the table below;

(iv)	for each Bankers’ Acceptance under the Extendible Revolving Loan the stamping fee payable by the Borrower on the acceptance thereof by the Lenders will be calculated at a rate per annum adjusted for the term to maturity based upon the face amount of the applicable Bankers’ Acceptance equal to the stamping fee indicated in the table below;

(v)	a standby fee payable by the Borrower as set forth in Section 12.2 will be calculated based upon, in respect of the undrawn amount of the Extendible Revolving Loan from time to time, the applicable standby fee indicated in the table below;

			BA Stamping	Commercial
	Debt to	Prime/US Base	Fee and LIBOR	Letters of
Tier	EBITDA Ratio	Rate Margin	Margin	Credit	Standby Fee
I	<1.00:1	0 bps	150 bps	100 bps	25.0 bps
II	≥1.00:1<1.50:1	0 bps	150 bps	150 bps	30.0 bps
III	>1.50:1<2.25:1	100 bps	250 bps	250 bps	40.0 bps
IV	≥2.25:1<3.00:1	200 bps	350 bps	350 bps	50.0 bps

(b)	Interest and Fees under the Term Loan. Interest and fees payable by the Borrower under the Term Loan will be applied in the following manner:
(i)	each Canadian Prime Rate Loan under the Term Loan will bear interest at a variable rate per annum equal to the Canadian Prime Rate plus the applicable margin indicated in the table below;

(ii)	each U.S. Base Rate Loan under the Term Loan will bear interest at a variable rate per annum equal to the U.S. Base Rate plus the applicable margin indicated in the table below;

(iii)	each LIBOR Based Loan under the Term Loan will bear interest at a rate per annum equal to the LIBOR plus the applicable margin indicated in the table below;

(iv)	for each Bankers’ Acceptance under the Term Loan the stamping fee payable by the Borrower on the acceptance thereof by the Lenders will be calculated at a rate per annum adjusted for the term to maturity based upon the face amount of the applicable Bankers’ Acceptance equal to the stamping fee indicated in the table below;

Prime/US Base Rate
Tier	Debt to EBITDA Ratio	Margin	BA and LIBOR
I	<1.00:1	0 bps	150 bps
II	≥ 1.00:1 < 1.50:1	100 bps	250 bps
III	≥1.50:1 < 2.25:1	200 bps	350 bps
IV	≥2.25:1 < 3.00	300 bps	450 bps
(c)	Acquisition. Notwithstanding the Debt to EBITDA Ratio set forth in the tables in Sections 3.11(a) and 3.11(b), upon the financial closing of the Acquisition, the Borrower will be deemed to be at Tier III in such tables until the Lender receives the Borrower’s quarterly compliance certificate for the fiscal quarter ended January 31, 2005, upon receipt of which the performance grid pricing outlined in the tables above shall apply.

(d)	Changes in Rates due to change in Ratio. With respect to Advances made under the Credit Facilities, any increase or decrease in the interest rates on U.S. Base Rate Loans, Canadian Prime Rate Loans or LIBOR Based Loans outstanding on the effective date on which a determination of the Debt to EBITDA Ratio, or any other change to the fees or margins, is made hereunder will apply proportionately to each such LIBOR Based Loan outstanding on the basis of the number of days remaining in the term to maturity of each such Advance. The Borrower will pay to the Agent for the benefit of the Lenders any resulting increase in the LIBOR applicable to LIBOR Based Loans that are outstanding on the effective date of such change if the term to maturity of such Advance does not exceed 90 days from such date. For purposes of this Section 3.11(d) the effective date on which an increase in the interest rates on U.S. Base Rate Loans, Canadian Prime Rate Loans or LIBOR Based Loans occurs will be the first day of the month following the delivery by the Borrower of a Compliance Certificate which evidences a change in the Debt to EBITDA Ratio or if no such Compliance Certificate is delivered as required herein, on notice of such change by the Agent to the Borrower.

(e)	Borrowing Base Shortfall or Event of Default. Effective immediately upon receipt by the Borrower of a notice of a Borrowing Base Shortfall or an Event of Default (the “Effective Date”), the interest rates then applicable to Canadian Prime Rate Loans, LIBOR Based Loans, U.S. Base Rate Loans and stamping fees on Bankers’ Acceptances will each increase by 200 bps per annum and such increase will remain in effect for as long as a Borrowing Base Shortfall or Event of Default subsists. An increase in interest rates or stamping fees as aforesaid arising from a Borrowing Base Shortfall or Event of Default will on the Effective Date apply proportionately to each such Advance outstanding on the basis of the number of days remaining in the term to maturity of each such Advance. The Borrower will pay to the Agent for and on behalf of the Lenders any resulting increase in stamping fees with respect to outstanding Bankers’ Acceptances on or prior to the third Banking Day following the Effective Date. In the event that the Event of Default or Borrowing Base Shortfall no longer subsists and the Borrower has paid in advance the increased stamping fee for the term to maturity of a Bankers’ Acceptance, the Lenders will refund the amount of the increase for the remaining term to maturity of such Advance.
3.12	Borrowing Base
(a)	Setting of Borrowing Base. The Borrowing Base under the Extendible Revolving Loan shall be based on the sum of, without duplication, (i) 75% of Eligible Accounts Receivable, (ii) 90% of Export Development Canada insured accounts receivable and (iii) the lesser of (a) 50% of eligible inventory comprised of finished goods (excluding any work in progress), and (b) $2,000,000.

(b)	Meeting with Lenders. The Borrower will meet annually with the Agent and the Lenders at a time and place mutually acceptable to the Borrower and the Lenders to review and discuss such matters affecting the Borrower’s and the Material Subsidiaries’ business as the Agent and the Lenders may request, acting reasonably.

ARTICLE 4
SECURITY
4.1	Security. The present and future Indebtedness of the Borrower and the Material Subsidiaries to the Agent and the Lenders under the Extendible Revolving Loan, the Term Loan and all other Indebtedness of the Borrower or any Material Subsidiary, including without limitation the Corporate Visa Facility, to the Agent and the Lenders, howsoever arising or incurred hereunder and under the Documents, will be secured by the following (collectively, the “Security”):
(a)	a demand debenture in the amount of Cdn. $75,000,000 from the Borrower and each of its Material Subsidiaries together with a pledge thereof (the demand debentures and the pledges thereof to be substantially in the form of Schedule F), to be registered in all appropriate jurisdictions;

(b)	a guarantee, substantially in the form of Schedule G, from each Material Subsidiary in favour of the Agent for its own benefit and on behalf of the Lenders, with respect to the Borrower’s and each other Material Subsidiary’s obligations to the Agent and the Lenders, under the Documents to which the Borrower or another Material Subsidiary is a party;

(c)	a collateral mortgage (the “Collateral Mortgage”) from the Borrower with respect to its operating premises in Calgary, Alberta in form satisfactory to the Agent, in its sole discretion; and

(d)	when requested by the Agent in accordance with Section 4.6, such documents and instruments providing a fixed Lien in accordance with Section 4.6.
4.2	Sharing of Security. The Borrower and the Lenders agree and acknowledge that the Security is being shared equally among the Lenders to secure Indebtedness of the Borrower under the Extendible Revolving Loan, the Term Loan, the Corporate Visa Facility and any hedging transactions with any Lender on a pari passu basis; and that the Agent will hold the Security for the benefit of the Agent and the Lenders hereunder.

4.3	Exclusivity of Remedies. Nothing herein contained or in the Security now held or hereafter acquired by the Agent and the Lenders, nor any act or omission of the Agent and the Lenders with respect to any such Security, will in any way prejudice or affect the rights, remedies or powers of the Agent and the Lenders with respect to any other security at any time held by the Agent and the Lenders.

4.4	Form of Security. The Security will be in such form or forms as will be required by the Agent, acting reasonably, and will be registered in such offices in Canada or the U.S. or any province or state thereof as the Agent may from time to time reasonably require to protect the Liens created thereby. Should the Agent determine at any time and from time to time that the form and nature of the then existing Security is deficient in any way or does not fully provide the Agent and the Lenders with the Liens and priority to which each is entitled hereunder, the Borrower will forthwith execute and deliver or cause to be executed and delivered to the Agent, at the Borrower’s expense, such amendments to the Security or provide such new security as the Agent may reasonably request.
4.5	After-Acquired Property. All property acquired by or on behalf of the Borrower or any Material Subsidiary after the date of execution of the Security which forms part of the property of the Borrower or any Material Subsidiary (hereafter collectively referred to as “After-Acquired Property”), will be subject to the Security without any further conveyance, mortgage, pledge, charge, assignment or other act on the part of the Parties. Without limiting the effect of the preceding sentence, the Borrower will, or will cause such Material Subsidiary to, from time to time execute and deliver and the Agent will register, all at the Borrower’s expense, such instruments supplemental to the Security, in form and substance satisfactory to the Agent, acting reasonably, as may be necessary or desirable to ensure that the Security as amended and supplemented constitutes in favour of the Agent and the Lenders an effective Lien to the extent created by the Security over such After-Acquired Property as required hereunder, subject only to Permitted Encumbrances which under applicable Law rank in priority thereto.

4.6	Undertaking to Grant Fixed Charge Security. If the Lenders, acting reasonably, determine in their sole discretion that there has been a Material Adverse Effect (which for purposes of this Section 4.6 may include the occurrence of a Borrowing Base Shortfall) and the Lenders consider it necessary for their adequate protection, the Borrower, at the request of the Agent, will forthwith grant or cause to be granted to the Agent for the benefit of the Agent and the Lenders a fixed Lien (subject only to Permitted Encumbrances which under applicable Law rank in priority thereto) in such of the Borrower’s or any Material Subsidiary’s property as the Agent will, in its sole discretion, determine as security for all then present and future Indebtedness of the Borrower to the Agent and the Lenders under the Credit Facilities. In this connection, the Borrower will:
(a)	provide the Agent with such information as is reasonably required by the Agent to identify the property to be charged pursuant to this Section 4.6;

(b)	do all such things as are reasonably required to grant, or cause such Material Subsidiary to grant, in favour of the Agent and the Lenders, a fixed Lien (subject only to Permitted Encumbrances which under applicable Law rank in priority thereto) in respect of such property to be so charged pursuant to this Section 4.6;

(c)	provide the Agent with all corporate or partnership resolutions and other action, as reasonably required, for the Borrower or such Material Subsidiary to grant the fixed Lien (subject only to Permitted Encumbrances which under applicable Law rank in priority thereto) in the property identified by the Agent to be so charged;

(d)	provide the Agent with such security instruments and other documents which the Agent, acting reasonably, deems are necessary to give full force and effect to the provisions of this Section 4.6;

(e)	assist the Agent in the registration or recording of such agreements and instruments in such public registry offices in Canada or any province thereof as the Agent, acting reasonably, deems necessary to give full force and effect to the provisions of this Section 4.6; and
(f)	pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, execution and registration of all agreements, documents and instruments, including any amendments to the Security, made in connection with this Section 4.6.
4.7	Discharge of Security. The Agent and the Lenders will discharge the Security at the Borrower’s expense forthwith after all of the Borrower’s Indebtedness under the Credit Facilities has been unconditionally and irrevocably paid or satisfied in full and each such facility has been cancelled.
ARTICLE 5
FUNDING AND OTHER MECHANICS
5.1	Funding of Accommodations. Subject to Section 5.2 and Article 10, all Advances requested by the Borrower will be made available by deposit of the applicable funds (which in the case of Bankers’ Acceptances will be the Net Proceeds) into the appropriate Borrower’s Account for value on the Banking Day, or the LIBOR Banking Day in the case of a LIBOR Based Loan, as the case may be, on which the Advance is to take place.

5.2	Notice Provisions. Drawdowns under the Credit Facilities will be made available to the Borrower and the Borrower will be entitled under the Credit Facilities to effect a Rollover or Conversion where permitted hereunder, provided a Notice of Borrowing or Notice of Rollover or Notice of Conversion, as applicable, is received from the Borrower by the Agent as follows:
(a)	with respect to Advances, other than by way of LIBOR Based Loans, at least 1 Banking Day prior to such Advance, provided notice is received by the Agent no later than 12:00 noon (Toronto time) on the second Banking Day immediately preceding the Drawdown Date or the date of Rollover or Conversion, as applicable; and

(b)	with respect to a Drawdown, Rollover or Conversion of or into a LIBOR Based Loan, at least 3 LIBOR Banking Days prior to such Advance, provided notice is received by the Agent no later than 12:00 noon (Toronto time) on the third LIBOR Banking Day immediately preceding the Drawdown Date or the date of Rollover or Conversion, as applicable.
Any of the notices referred to in the foregoing paragraphs of this Section 5.2 may, subject to Section 20.2, be given by the Borrower, at its sole risk, to the Agent by telephone and in such case will be followed by the Borrower delivering to the Agent on the same day the written notice required hereunder confirming such instructions.
5.3	Irrevocability. A Notice of Borrowing, Notice of Rollover or Notice of Conversion when given by the Borrower will be irrevocable and will oblige the Borrower, the Agent and the Lenders to take the action contemplated herein and therein on the date specified therein, provided that, any such notice will not be binding on a Lender who makes a determination under Section 11.2.
5.4	Rollover or Conversion of Accommodations.
(a)	Subject to Section 5.2, Article 9 and Article 10, the Borrower will be entitled to effect a Rollover of one type of Accommodation into the same type of Accommodation or to effect a Conversion of one type of Accommodation into another type of Accommodation on the terms herein provided.

(b)	Subject to Section 9.1(b), if the Borrower fails to give the Agent a duly completed Notice of Rollover or Notice of Conversion if and as required by Section 5.2, or if in giving such notice the Borrower fails to provide for the Rollover or Conversion of all of the Advances then maturing, the Borrower will be deemed to have irrevocably elected to Convert such maturing Advances, or that part of such maturing Advances which the Borrower has failed to provide for in such notice, as the case may be, into a Canadian Prime Rate Loan with respect to a Cdn. Dollar Advance or a U.S. Base Rate Loan with respect to a U.S. Dollar Advance.

(c)	No Conversion of a Bankers’ Acceptance will be made prior to its Maturity Date.
5.5	Agent’s Obligations. Upon receipt of a Notice of Borrowing, Notice of Rollover or Notice of Conversion with respect to a proposed Advance (other than by way of Bankers’ Acceptances), the Agent will forthwith notify the Lenders of the proposed date on which such Advance is to take place, of each Lender’s Rateable Portion of such Advance and, if applicable, of the account of the Agent to which each Lender’s Rateable Portion thereof is to be credited.

5.6	Lenders’ Obligations. Each Lender will, prior to 12:00 noon (Toronto time) on the proposed date on which an Advance is to take place (other than by way of Bankers’ Acceptances), credit the account of the Agent specified in the Agent’s notice given pursuant to Section 5.5 with such Lender’s Rateable Portion of such Advance, and by 1:00 p.m. (Toronto time) on the same date, the Agent will make available to the Borrower the amount so credited.

5.7	Exchange Rate Fluctuations. Subject to Section 5.8, if as a result of currency fluctuation the Canadian Dollar Exchange Equivalent of the Aggregate Principal Amount under the Credit Facilities owing to the Lenders exceeds the lesser of the Borrowing Base and the Revolving Loan Commitment Amount, with respect to the Extendible Revolving Loan, or the Term Loan Commitment Amount, with respect to the Term Loan (the “Excess”), the Borrower will (i) if the Excess is more than or equal to 3% of the Revolving Loan Commitment Amount or Term Loan Commitment Amount as applicable, within 3 Banking Days, and (ii) if the Excess is less than 3% of the Revolving Loan Commitment Amount or Term Loan Commitment Amount, as applicable, on the earlier of 30 days or the next following Drawdown, Rollover or Conversion, pay the Excess to the Agent as a Principal Repayment, with respect to the Extendible Revolving Loan or the Term Loan, as applicable, for the benefit of the Lenders.

5.8	Excess Relating to LIBOR and Bankers’ Acceptances. If to pay an Excess it is necessary to repay an Advance made by way of Bankers’ Acceptance or a LIBOR Based Loan, prior to the Maturity Date thereof, the Borrower will not be required to repay such Advances until the Maturity Date applicable thereto, provided, however, that at the request of the Agent, the Borrower will forthwith pay the Excess to the Agent, for deposit into an escrow account maintained by and in the name of the Agent for the benefit of the Lenders. The Excess will be held by the Agent for set-off against future Indebtedness owing by the Borrower to the Lenders in respect of such Excess, if any, and, pending such application, such amounts will bear interest for the Borrower’s Account at the rate payable by the Agent in respect of deposits of similar amounts and for similar periods of time. The deposit of the Excess by the Borrower with the Agent as herein provided, will not operate as a repayment of the Aggregate Principal Amount until such time as the Excess is actually paid to the Lenders as a Principal Repayment.

5.9	Number of Advances. The Borrower will not be entitled to maintain at any time, in aggregate, more than three outstanding Advances under the Term Loan by way of Bankers’ Acceptances and/or LIBOR Based Loans.
ARTICLE 6
CONDITIONS PRECEDENT TO DRAWDOWN
6.1	Conditions Precedent to Drawdown. The Lenders’ obligation to provide Advances under the Credit Facilities will be subject to the following conditions precedent being met, unless waived in writing by the Lenders:
Initial Funding
(a)	the Borrower will have complied, or caused to be complied, with the deliveries required under Section 2.1;

(b)	the appropriate Notice of Borrowing, Notice of Rollover or Notice of Conversion will have been delivered in accordance with the notice provisions provided in Section 5.2;

(c)	no Event of Default will have occurred and be continuing;

(d)	in the case of any Advances by way of a Drawdown, no Default or Borrowing Base Shortfall will have occurred and be continuing;

(e)	the Security, in form acceptable to the Agent, on behalf of the Lenders, will be executed and delivered by the Borrower and its Material Subsidiaries, as applicable;

(f)	the Acquisition shall be completed on terms and conditions satisfactory to the Agent, on behalf of the Lenders;

(g)	satisfactory review of the Borrower’s pro-forma balance sheet, giving effect to the Acquisition, together with a Compliance Certificate providing evidence the Borrower’s Debt to EBITDA Ratio is less than 3.5:1;

(h)	no material adverse change to the property and financial performance of the Borrower and Alanx;

(i)	the shareholders’ equity of the Borrower shall, upon completion of the Acquisition, not be less than Cdn. $22,000,000;

(j)	the Borrower shall have obtained all necessary government and other third party consents necessary to effect the Transaction;

(k)	payment of all fees and expenses payable to CIBC and the Lenders under the credit documents; and

(1)	such other documents as the Agent may reasonably request on behalf of the Lenders.
Ongoing Funding
(a)	the appropriate Notice of Borrowing, Notice of Rollover or Notice of Conversion will have been delivered in accordance with the notice provisions provided in Section 5.2;

(b)	no Event of Default will have occurred and be continuing; and

(c)	each representation and warranty of the Borrower contained herein shall be true and correct.
6.2	Hostile Acquisitions. If the Borrower wishes to utilize, whether directly or indirectly, Drawdowns to facilitate, assist or participate in a Hostile Acquisition by the Borrower, any Material Subsidiary or any other Affiliate of the Borrower:
(a)	at least 10 Banking Days prior to the delivery to the Agent of a Notice of Borrowing made in connection with a Hostile Acquisition, the president or chief financial officer of the Borrower will notify the Agent in writing (who will then notify the Lenders) of the particulars of the Hostile Acquisition in sufficient detail to enable each Lender to determine, in each Lender’s sole discretion, whether it will permit a Drawdown to be utilized for such Hostile Acquisition;

(b)	if a Lender decides not to fund an Advance to be utilized for such Hostile Acquisition, then upon such Lender so notifying the Agent in writing (who will then notify the Borrower), such Lender will have no obligation to fund such Advance notwithstanding any other provision of this Agreement to the contrary; and

(c)	each Lender will use reasonable commercial efforts to notify the Agent in writing as soon as practicable (and in any event within 2 Banking Days of receipt of the particulars thereof from the Agent) of its decision whether or not to fund a proposed Hostile Acquisition.
6.3	Adjustment of Rateable Portion. If a Lender elects not to participate in a Drawdown for a Hostile Acquisition (a “Non-Participating Lender”), the Drawdown will be reduced by the Non-Participating Lenders’ Rateable Portion thereof and the allocation among all Lenders who are not Non-Participating Lenders (each, a “Participating Lender”) of interest and other fees payable by the Borrower hereunder, including standby fees, will be adjusted so as to reflect the reduction in the Drawdown, and thereafter the Rateable Portion of each Participating Lender, for such purposes only, will reflect the Aggregate Principal Amount then funded by each Participating Lender based on the Aggregate Principal Amount of all Participating Lenders after taking into account the amount of the requested Drawdown not funded by the Non-Participating Lender. Notwithstanding the adjustment of the Rateable Portion pursuant to this Section 6.3, there will be no reduction in the Individual Revolving Loan Commitment Amount, or the Individual Term Loan Commitment Amount, as applicable, of each Non-Participating Lender.

6.4	Subsequent Drawdowns. If a Lender is a Non-Participating Lender, subsequent Drawdowns under the Credit Facilities will be funded first by the Non-Participating Lenders rateably based on each Non-Participating Lender’s Individual Revolving Loan Commitment Amount or Individual Term Loan Commitment Amount, as applicable, until the Principal Amounts of all Lenders are again in proportion to their respective Rateable Portions.

6.5	Prepayment. As an alternative to the provisions of Section 6.4, the Borrower will also be entitled, subject to the prepayment provisions herein contained but without obligation to make prepayments to all Lenders under the Credit Facilities, to reduce the Principal Amount owing to the Participating Lenders under the Credit Facilities until the Principal Amounts owing to all Lenders are again in proportion to their respective Rateable Portions.
ARTICLE 7
CALCULATION OF INTEREST AND FEES
7.1	Records. The Agent will maintain records, in written or electronic form, evidencing all Advances and all other Indebtedness owing by the Borrower to the Agent and each Lender under this Agreement. The Agent will enter in such records, details of all amounts from time to time owing, paid or prepaid by the Borrower to it hereunder. In addition, each Lender will maintain records, in written or electronic form, evidencing all Advances and other Indebtedness owing by the Borrower to such Lender. The information entered in such records will constitute prima facie evidence of the Indebtedness of the Borrower to the Agent and each Lender under the Credit Facilities. In the event of a conflict between the records of the Agent and a Lender maintained pursuant to this Section 7.1, the records of the Agent shall prevail, absent manifest error.

7.2	Payment of Interest and Fees.
(a)	Interest. Except as expressly stated otherwise herein, all Canadian Prime Rate Loans, U.S. Base Rate Loans and LIBOR Based Loans from time to time outstanding will bear interest, as well after as before maturity, default and judgment, with interest on overdue interest, at the applicable rates as prescribed under Section 3.11 or Section 20.9. Interest payable at a variable rate will be adjusted automatically without notice to the Borrower whenever there is a variation in such rate.

(b)	Calculation of Interest and Stamping Fees. Interest on Canadian Prime Rate Loans and U.S. Base Rate Loans will accrue and be calculated but not compounded daily and be payable monthly in arrears on the first Banking Day of each month for the immediately preceding month, or, after notice to the Borrower, on such other Banking Day as is customary for the Agent having regard to its then existing practice. Interest on Canadian Prime Rate Loans and U.S. Base Rate Loans will be calculated on the basis of a 365 or 366 day year, as applicable, and stamping fees on Bankers’ Acceptances will be calculated on the basis of a 365 day year.

(c)	Interest Act (Canada). For the purposes of the Interest Act (Canada) and any other applicable Laws which may hereafter regulate the calculation or computation of interest on borrowed funds, the annual rates of interest and fees applicable to Canadian Prime Rate Loans, U.S. Base Rate Loans and Bankers’ Acceptances, respectively, are the rates as determined hereunder multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest or stamping fee is payable and divided by 365.

(d)	LIBOR Based Loans. Interest on LIBOR Based Loans will accrue and be calculated but not compounded daily and be payable at the end of each applicable LIBOR Period, provided that, where the LIBOR Period exceeds 3 months, interest will be calculated and payable every 3 months during the term of the LIBOR Period and on the last day of the applicable LIBOR Period. Interest on LIBOR Based Loans will be calculated on the basis of the actual number of days in each LIBOR Period divided by 360. For the purposes of the Interest Act (Canada) and any other applicable Laws, the annual rates of interest applicable to LIBOR Based Loans are the rates as determined hereunder multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 360.
7.3	Payment of Stamping Fee. The Borrower will pay to the Agent for the account of the Lenders the applicable stamping fee under Section 3.11 (a) or 3.11(b), as applicable, with respect to Bankers’ Acceptances on the date of acceptance thereof by the Lenders. Payment of the stamping fee may be made by way of set-off as provided in Section 10.4.

7.4	Conversion to Another Currency. If the Borrower wishes to Convert any part of an outstanding Advance from one currency to another currency, the Borrower will, subject to Sections 3.7, 5.4(c) and 9.2, repay to the Agent for the benefit of the Lenders the amount of such Advance in the initial currency and then re-borrow the applicable amount in the second currency provided that the Agent has received a Notice of Borrowing in accordance with Section 5.2.
7.5	Maximum Rate of Return. Notwithstanding any provision herein to the contrary, in no event will the aggregate “interest” (as defined in section 347 of the Criminal Code (Canada)) payable under this Agreement exceed the maximum effective annual rate of interest on the “credit advanced” (as defined in that section 347) permitted under that section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in that section 347) is determined to be contrary to the provisions of that section 347, such payment, collection or demand will be deemed to have been made by mutual mistake of the Borrower and the applicable Lenders and the amount of such payment or collection will be refunded to the Borrower. For purposes of this Agreement, the effective annual rate of interest will be determined in accordance with generally accepted actuarial practices and principles over the term of the Credit Facilities on the basis of annual compounding of the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent will be prima facie evidence, for the purposes of such determination.

7.6	Waiver of Judgment Interest Act (Alberta). To the extent permitted by applicable Law, the provisions of the Judgment Interest Act (Alberta) will not apply to the Documents and are hereby expressly waived by the Borrower.

7.7	Deemed Reinvestment Not Applicable. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under the Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
ARTICLE 8
LETTERS OF CREDIT
8.1	General
(a)	Letters of Credit will be made available by the Revolving Lenders, and each Letter of Credit (including all documents and instruments required to be presented thereunder) will be satisfactory in form and substance to each such Revolving Lender. No Letter of Credit will be issued (or will be renewable at the option of the beneficiary thereunder) for a term in excess of one year, or will require payment in any currency other than Canadian Dollars.

(b)	As a condition of the issuance of any Letter of Credit, the Borrower will pay to each such Revolving Lender the issuance fee specified in the table set out in Section 3.11 (a). The Borrower will also pay to each such Revolving Lender its customary administrative charges in respect of the issue of such Letter of Credit, the amendment or transfer of such Letter of Credit, and each drawing made under such Letter of Credit.

(c)	The Borrower will pay to such Revolving Lender sufficient funds in Canadian Dollars immediately on demand by such Revolving Lender, to reimburse such Revolving Lender for any payment made by it pursuant to such Letter of Credit. If the Borrower does not make any payment required by the preceding sentence from the proceeds of an Accommodation obtained under this Agreement or otherwise, such Revolving Lender may (but will not be obliged to), without receipt of a Notice of Borrowing and irrespective of whether any other applicable conditions precedent specified herein have been satisfied, and without waiver of the Default constituted by the Borrower’s failure to make such required payment, make a Canadian Prime Rate Loan to the Borrower in the amount of such required payment. The Borrower agrees to accept each such Canadian Prime Rate Loan and hereby irrevocably authorizes and directs such Revolving Lender to apply the proceeds thereof in payment of the liability of the Borrower with respect to such required payment.

(d)	If any Letter of Credit is outstanding at any time that (i) an Event of Default occurs, (ii) on the Revolving Loan Termination Date, or (iii) a domestic or foreign court issues any judgment or order restricting or prohibiting payment by such Revolving Lender under such Letter of Credit or extending the liability of such Revolving Lender to make payment under such Letter of Credit beyond the expiry date specified therein, the Borrower will forthwith upon demand by such Revolving Lender pay to the Agent funds in Canadian Dollars in the amount of the Advance constituted by such Letter of Credit. Such funds (together with interest thereon) will be held by the Agent for payment of the liability of the Borrower pursuant to Section 8.1(i) or otherwise in respect of such Letter of Credit so long as such Revolving Lender has or may in any circumstance have any liability under such Letter of Credit, and shall bear interest at the Agent’s then lowest rate payable by it in respect of deposits of similar amounts and of similar periods of time. Any balance of such funds and interest remaining at such time as such Revolving Lender does not have and may never have any liability under such Letter of Credit will nevertheless continue to be held by the Agent, if and so long as any Default or Event of Default is continuing, as security for the remaining liabilities of the Borrower hereunder.

(e)	The Borrower agrees that none of the Revolving Lenders nor any of their officers, directors, employees or agents will assume liability for, or be responsible for, the use which may be made of any Letter of Credit; any acts or omissions of the beneficiary of any Letter of Credit including the application of any payment made to such beneficiary; the form, validity, sufficiency, correctness, genuineness or legal effect of any document or instrument relating to any Letter of Credit which on its face complies with requirements of the Letter of Credit, even if such document or instrument should in fact prove to be in any respect invalid, insufficient, inaccurate, fraudulent or forged; the failure of any document or instrument to bear any reference or adequate reference to any Letter of Credit; any failure to note the amount of any draft on any Letter of Credit or on any related document or instrument; any failure of the beneficiary of any Letter of Credit to meet the obligations of such beneficiary to the Borrower or any other Person other than such Revolving Lender; any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence by mail, facsimile or otherwise, whether or not they are in cipher; any inaccuracies in the translation of any messages, directions or correspondence or for errors in the interpretation of any technical terms; or any failure by such Revolving Lender to make payment under any Letter of Credit as a result of any Law, control or restriction rightfully or wrongfully exercised or imposed by any domestic or foreign court or government or government instrumentality or as a result of any other cause beyond the control of such Revolving Lender or its officers, directors or correspondents; provided that nothing in this Agreement shall exonerate such Revolving Lender or any of its officers, directors, employees or agents for their gross negligence or wilful misconduct.

(f)	The obligations of the Borrower under this Article 8, with respect to any Letter of Credit will be absolute, unconditional and irrevocable, and will be performed strictly in accordance with the terms hereof under all circumstances including any matter referred to in Section 8.1(e), any invalidity of any obligation secured by any Letter of Credit; any incapacity, disability or lack or limitation of status or of power of the Borrower or the beneficiary of any Letter of Credit; any lack of validity or enforceability of any Letter of Credit; the existence of any claim, set- off, defence or other right which the Borrower may have at any time against any Lender, the beneficiary of any Letter of Credit or any other Person; or any breach of contract or other dispute between the Borrower and any Lender, the beneficiary of any Letter of Credit or any other Person.

(g)	Each Revolving Lender may accept as complying with the terms of any Letter of Credit any document or instrument required by such Letter of Credit to be completed, signed, presented or delivered by or on behalf of any beneficiary thereunder which has been completed, signed, presented or delivered by a receiver, trustee in bankruptcy, assignee for the benefit of creditors, secured party or other like Person believed in good faith by such Revolving Lender to be lawfully entitled to the property of such beneficiary, and such Revolving Lender may make payments under such Letter of Credit to such Person. The provisions of this Article 8 are for the sole benefit of the Lenders and may not be relied on by any other Person.

(h)	Each Letter of Credit, except as specifically provided therein, and subject to any provision hereof to the contrary, will be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce current at the time of issuance of such Letter of Credit.

(i)	For the purpose of calculating the Aggregate Principal Amount and for any other relevant provision of this Agreement, the amount of Accommodation constituted by any Letter of Credit will be the maximum amount which the Revolving Lenders may in all circumstances be required to pay pursuant to the terms thereof.

ARTICLE 9
GENERAL PROVISIONS RELATING TO LIBOR BASED LOANS
9.1	General.
(a)	The aggregate amount of each Advance by way of a LIBOR Based Loan will be at least U.S. $1,000,000 and in multiples of U.S. $50,000 for any amount in excess thereof, and each LIBOR Based Loan will have a term to maturity of 1, 2, 3 or 6 months, or as otherwise agreed by the Lenders.

(b)	If the Borrower elects to Drawdown by way of a LIBOR Based Loan, effect a Rollover of a LIBOR Based Loan or a Conversion of an Accommodation into a LIBOR Based Loan, the Borrower will specify in its Notice of Borrowing, Notice of Rollover or Notice of Conversion, as applicable, the LIBOR Period (which will begin and end on a LIBOR Banking Day) applicable to such LIBOR Based Loan. If the Borrower fails, as required hereunder, to select a LIBOR Period for any proposed LIBOR Based Loan, then the applicable LIBOR Period will be approximately one month as determined by the Agent.

(c)	Any amounts owing by the Borrower in respect of any LIBOR Based Loan which is not paid at maturity in accordance with this Agreement will, as and from its Maturity Date, be deemed to be outstanding as a U.S. Base Rate Loan.
9.2	Early Termination of LIBQR Periods. If the early termination of any LIBOR Based Loan is required hereunder, the Borrower will pay to the Lenders all expenses and out-of-pocket costs incurred by the Lenders as a result of the early termination of the LIBOR Based Loan, including expenses and out-of-pocket costs incurred due to early redemption of offsetting deposits. If in the sole discretion of a Lender, acting reasonably, any such early termination cannot be effected, the LIBOR Based Loan will not be terminated and the Borrower will continue to pay interest to the applicable Lenders, at the rate per annum applicable to such LIBOR Based Loan for the remainder of the applicable LIBOR Period. A written statement of the Agent as to the aggregate amount of such expenses and out of pocket costs will be prima facie evidence of the amount thereof.
9.3	Inability to Make LIBOR Based Loans. If, on any date, a Lender determines in good faith (which determination will be conclusive as between the Parties), that its ability to make a requested LIBOR Based Loan has become impracticable, impossible or unlawful, or has otherwise been materially adversely affected, because:
(a)	of any change in applicable Law, or in the interpretation or administration thereof by authorities having jurisdiction in the matter, whether or not having the force of law;

(b)	of any material adverse change in, or the termination of, the London Interbank Eurodollar Market; or

(c)	there exists no adequate or fair measure to ascertain the LIBOR for any LIBOR Period for the LIBOR Based Loan,

then such Lender will give the Borrower and the other Lenders written notice thereof and thereupon such Lender will have no further obligation with respect to such LIBOR Based Loan, provided that, the Borrower may elect to Drawdown, effect a Rollover or Conversion of the amount originally requested by way of such LIBOR Based Loan, into some other type of Accommodation upon compliance with the applicable notice requirements set out herein.
ARTICLE 10
BANKERS’ ACCEPTANCES
10.1	General. Each bankers’ acceptance draft tendered by the Borrower for acceptance by a Lender will be a form acceptable to the accepting Lenders, acting reasonably, and the Advance in respect thereof will be in a principal amount of not less than Cdn. $1,000,000 and in multiples of Cdn. $100,000 for any amounts in excess thereof, and will, in each case, have terms of 1, 2, 3 or 6 months, unless otherwise agreed to by the accepting Lenders.
10.2	Terms of Acceptance by the Lenders.
(a)	Payment. The Borrower will provide for payment to the Agent for the benefit of the Lenders of each Bankers’ Acceptance at its maturity, either by payment of the face amount thereof or, subject to Section 7.4, through the utilization of an Accommodation in accordance with this Agreement, or through a combination thereof. The Borrower waives presentment for payment of Bankers’ Acceptances by the Lenders and will not claim from the applicable Lenders any days of grace for the payment at maturity of Bankers’ Acceptances. Any amount owing by the Borrower in respect of any Bankers’ Acceptance which is not paid at maturity in accordance with this Agreement, will, as and from its maturity date, be deemed to be outstanding as a Canadian Prime Rate Loan.

(b)	Power of Attorney. To facilitate the procedures contemplated in this Agreement, the Borrower appoints each Lender from time to time as the attorney-in-fact of the Borrower to execute, endorse and deliver on behalf of the Borrower drafts or depository bills in the form or forms prescribed by such Lender for bankers’ acceptances denominated in Canadian Dollars (each such executed draft or depository bill which has not yet been accepted by a Lender being referred to as a “Draft”). Each bankers’ acceptance executed and delivered by a Lender on behalf of the Borrower as provided for in this Section 10.2(b) will be as binding upon the Borrower as if it had been executed and delivered by a duly authorized officer of the Borrower. The foregoing appointment will cease to be effective three Banking Days following receipt by the Lender in question of a notice from the Borrower revoking such appointment provided that any such revocation will not affect Bankers’ Acceptances previously executed and delivered by a Lender pursuant to such appointment.

(c)	Purchase of BA’s. Each Lender shall purchase from the Borrower for its own account any Bankers’ Acceptance issued by it for an amount equal to the Discount Proceeds having regard to the BA Rate applicable to such Lender.

(d)	Depository Bills. It is the intention of the Parties that pursuant to the Depository Bills and Notes Act (Canada) (“DBNA”), all Bankers’ Acceptances accepted by the Lenders under this Agreement will be issued in the form of a “depository bill” (as defined in the DBNA), deposited with a “clearing house” (as defined in the DBNA), including The Canadian Depository for Securities Ltd. or its nominee CDS & Co. (“CDS”). In order to give effect to the foregoing, the Agent will, subject to the approval of the Borrower and the Lenders, establish and notify the Borrower and the Lenders of any additional procedures, consistent with the terms of this Agreement, as are reasonably necessary to accomplish such intention, including:
(i)	any instrument held by the Agent for purposes of Bankers’ Acceptances will have marked prominently and legibly on its face and within its text, at or before the time of issue, the words “This is a depository bill subject to the Depository Bills and Notes Act (Canada)”;

(ii)	any reference to the authentication of the Bankers’ Acceptance will be removed; and

(iii)	any reference to the “bearer” will be removed and such Bankers’ Acceptances will not be marked with any words prohibiting negotiation, transfer or assignment of it or of an interest in it.
10.3	BA Equivalent Loans. In lieu of accepting bankers’ acceptance drafts on any Drawdown Date, or any date of Rollover or Conversion, as applicable, each Non-BA Lender will make a BA Equivalent Loan. Any BA Equivalent Loan will be made on the relevant Drawdown Date, or any date of Rollover or Conversion, as applicable, and its Maturity Date will be the Maturity Date of the corresponding Bankers’ Acceptances. The amount of each BA Equivalent Loan will be equal to: (i) the aggregate face value of corresponding Bankers’ Acceptances that, but for this Section 10.3, the Non-BA Lender would otherwise be required to accept; (ii) multiplied by the BA Rate; and (iii) multiplied by the number of days in the term of such BA Equivalent Loan divided by 365. On the Maturity Date of a BA Equivalent Loan, the Borrower will pay to the Non-BA Lender an amount equal to the face amount of the Bankers’ Acceptance which such Non-BA Lender would have accepted in lieu of making a BA Equivalent Loan if it were not a Non-BA Lender. All provisions of this Agreement with respect to Bankers’ Acceptances will apply to BA Equivalent Loans provided that stamping fees with respect to a BA Equivalent Loan will be calculated on the basis of the amount with respect to such BA Equivalent Loan which the Borrower is required to pay on the Maturity Date.
10.4	General Mechanics.

(a)	Notice. The Borrower may in the Notice of Borrowing, Notice of Rollover or Notice of Conversion requesting an Accommodation by way of Bankers’ Acceptances or by subsequent notice to the Agent, provide the Agent with information as to the discount proceeds payable by the purchasers of the Bankers’ Acceptances and the party to whom delivery of the Bankers’ Acceptances is to be made against delivery of such discount proceeds to the Agent for the credit of the Borrower subject to Section 10.4(c), but if it does not do so, the Borrower will initiate a telephone call to the Agent by 11:00 a.m. (Toronto time) on the Drawdown Date or the date of the Rollover or Conversion, as applicable, and provide such information to the Agent. Any such telephone advice will be at the risk of the Borrower pursuant to Section 20.2 and will be confirmed by a notice of the Borrower to the Agent prior to 3:00 p.m. (Toronto time) on the same day.

(b)	Rollovers. In the case of a Rollover of maturing Bankers’ Acceptances, each Lender, in order to satisfy the continuing liability of the Borrower to the Lender for the face amount of the maturing Bankers’ Acceptances, will retain for its own account the Net Proceeds of each new Bankers’ Acceptance issued by it in connection with such Rollover and the Borrower will, on the Maturity Date of the maturing Bankers’ Acceptances, pay to the Agent for the benefit of the Lenders an amount equal to the difference between the face amount of the maturing Bankers’ Acceptances and the aggregate Net Proceeds of the new Bankers’Acceptances.

(c)	Conversion from Accommodation to BA’s. In the case of a Conversion from a Canadian Prime Rate Loan into an Accommodation by way of Bankers’ Acceptances, each Lender, in order to satisfy the continuing liability of the Borrower to each Lender for the amount of the Canadian Prime Rate Loan being converted, will retain for its own account the Net Proceeds of each new Bankers’ Acceptance issued by it in connection with such Conversion and the Borrower will, on the date of issuance of the Bankers’ Acceptances pay to the Agent for the benefit of the Lenders an amount equal to the difference between the amount of the Canadian Prime Rate Loan being converted (if Conversion is from an Accommodation of a different currency, then based on the Canadian Dollar Exchange Equivalent thereof where applicable), including any accrued interest thereon, owing to the Lenders and the Net Proceeds of such Bankers’ Acceptances.

(d)	Conversion from BA’s to Accommodation. In the case of a Conversion of an Accommodation by way of Bankers’ Acceptances into a Canadian Prime Rate Loan, each Lender, in order to satisfy the liability of the Borrower to each Lender for the face amount of the maturing Bankers’ Acceptances, will record the obligation of the Borrower to it as a Canadian Prime Rate Loan, unless the Borrower provides for payment to the Agent for the benefit of the Lenders of the face amount of the maturing Bankers’ Acceptance in some other manner acceptable to the Lenders.
10.5	Escrowed Funds. Upon the request of the Agent after the occurrence and during the continuance of an Event of Default, the Borrower will forthwith pay to the Agent for deposit into an escrow account maintained by and in the name of the Agent for the benefit of the Lenders, an amount equal to the Lenders’ maximum potential liability under then outstanding Bankers’Acceptances (the “Escrow Funds”). The Escrow Funds will be held by the Agent for set-off against future Indebtedness owing by the Borrower to the applicable Lenders in respect of such Bankers’ Acceptances and pending such application will bear interest for the Borrower’s Account at the rate payable by the Agent in respect of deposits of similar amounts and for similar periods of time. If such Event of Default is either waived or cured in compliance with the terms of this Agreement, then the remaining Escrow Funds if any, together with any accrued interest to the date of release, will be released to the Borrower. The deposit of the Escrow Funds by the Borrower with the Agent as herein provided, will not operate as a repayment of the Aggregate Principal Amount until such time as the Escrow Funds are actually paid to the Lenders as a Principal Repayment.
ARTICLE 11
INCREASED COSTS
11.1	Changes in Law.
(a)	If, after the date hereof, due to either:
(i)	the introduction of, or any change in, or in the interpretation of, any Law, whether having the force of law or not, resulting in the imposition or increase of reserves, deposits or similar requirements by any central bank or Administrative Body charged with the administration thereof; or

(ii)	the compliance with any guideline or request from any central bank or other Administrative Body (including those in respect of capital adequacy, reserves and liquidity) which a Lender, acting reasonably, determines that it is required to comply with, there will be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining the Credit Facilities, or there will be any reduction in the effective return to such Lender thereunder, then, subject to Section 11.1(b), the Borrower will, within 5 Banking Days after being notified by such Lender of such event, pay to such Lender, quarterly in arrears, that amount (the “Additional Compensation”) which such Lender, acting reasonably, determines will compensate it, after taking into account all applicable Taxes, for any such increased costs or reduced returns incurred or suffered by such Lender.
(b)	If Additional Compensation is payable pursuant to Section 11.1 (a), the Borrower will have the option to prepay any amount of the Credit Facilities owed to the Lender entitled to receive the Additional Compensation, subject always to Section 10.5 without obligation to make a corresponding prepayment to any other Lender. If the Additional Compensation relates to outstanding Bankers’ Acceptances under the Credit Facilities such Lender may require the Borrower to deposit in an interest bearing cash collateral account with such Lender such amount as may be necessary to fully satisfy the contingent obligations of such Lender for all outstanding Bankers’ Acceptances in accordance with the arrangements similar to those set out in Section 10.5.
11.2	Changes in Circumstances. Notwithstanding anything to the contrary herein or in any of the other Documents contained, if on any date a Lender determines in good faith, which determination will be conclusive and binding on the Parties, and provided notice is given to the other Lenders and to the Borrower that its ability to maintain, or continue to offer any Accommodation under the Credit Facilities has become unlawful or impossible due to:
(a)	any change in applicable Law, or in the interpretation or administration thereof by authorities having jurisdiction in the matter; or

(b)	any material adverse change in or the termination of the London Interbank Eurodollar Market for Eurodollars; or

(c)	the imposition of any condition, restriction or limitation upon such Lender which is outside of its control, then in any such case, the Borrower will forthwith repay to such Lender all principal amounts affected thereby, together with all unpaid interest accrued thereon to the date of repayment and all other expenses incurred in connection with the termination of any such Accommodation, including any expenses resulting from the early termination of any LIBOR Period relating thereto in accordance with Section 9.2, without any obligation to make a corresponding prepayment to any other Lender. The Borrower may utilize other forms of Accommodations not so affected in order to make any required repayment and after any such repayment, the Borrower may elect to re-borrow the amount repaid by way of some other Accommodation upon complying with applicable requirements thereof.
11.3	Application of Sections 11.1 and 11.2. If a Lender exercises its discretion under Sections 11.1 or 11.2, then concurrently with a notice from such Lender to the Lenders and the Borrower requiring compliance with the applicable Section, such Lender will provide the Borrower (with a copy to the other Lenders) with a certificate in reasonable detail outlining the particulars giving rise to such notice, confirming that its actions are consistent with actions concurrently taken by such Lender with respect to similar type provisions affecting other borrowers of such Lender in comparable circumstances and certifying (with reasonable supporting detail) the increased costs, if any, payable by the Borrower thereunder, which will be prima facie proof thereof and binding on the Parties.
11.4	Limitations on Additional Compensation. Sections 11.1 and 11.2 will not apply to a Lender with respect to any event, circumstance or change of the nature and kind of which such Lender had actual knowledge on the Closing Date. A Lender will not be entitled to Additional Compensation to the extent such increase in costs or reduction in return is reflected in or recovered by an increase in the interest or other amounts payable hereunder (other than pursuant to Section 11.1). The Borrower will not be obligated to pay any portion of Additional Compensation accruing under Section 11.1 for any period prior to the date which is 120 days prior to the date on which the affected Lender gives notice to the Borrower that such Additional Compensation is so accruing.
ARTICLE 12
FEES AND EXPENSES
12.1	Agency Fee. The Borrower will pay to the Agent, on an annual basis, the agency fee agreed upon between the Borrower and the Agent on the Closing Date, the amount thereof to be kept confidential by the Borrower.
12.2	Standby Fee. The Borrower will, effective from and including the Closing Date, pay to the Agent for the benefit of the Lenders a standby fee from time to time equal to the Basis Points set forth in the table contained in Section 3.11 (a), calculated on the basis of a 365 day year, multiplied by (i) the Revolving Loan Commitment Amount, less (ii) the Canadian Dollar Exchange Equivalent of the Aggregate Principal Amount of the Extendible Revolving Loan. The standby fee will be calculated daily and will be payable quarterly in arrears on the first day of each quarter for the previous quarter.
12.3	Expenses. The Borrower will pay or reimburse the Agent and the Lenders, as applicable, for the reasonable out-of-pocket expenses, reasonable legal fees (on a solicitor and his own client full indemnity basis) and enforcement costs, incurred by the Agent and the Lenders, as applicable, in connection with the negotiation, preparation, execution and maintenance of the Documents and the enforcement of their rights and remedies under the Documents.
ARTICLE 13
REPRESENTATIONS AND WARRANTIES OF THE BORROWER
13.1	Representations and Warranties. The Borrower hereby represents and warrants to the Lenders as of the Closing Date that:
(a)	Incorporation, Organization and Power. The Borrower and each corporate Material Subsidiary has been duly incorporated and is validly existing under the Law of its jurisdiction of incorporation and is duly registered to carry on business in each jurisdiction in which the nature of any business carried on by it or the character of any property owned or leased by it makes such registration necessary except where the failure to be so registered could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each corporate Material Subsidiary has full corporate power and capacity to enter into and perform its obligations under the Documents to which it is a party, and to carry on its business as currently conducted.

(b)	Authorization and Status of Agreements. Each Document to which the Borrower or a Material Subsidiary is a party delivered pursuant hereto has been duly authorized, executed and delivered by it and does not conflict with or contravene or constitute a default or create a Lien, other than a Permitted Encumbrance, under:

(i)	in the case of the Borrower and each corporate Material Subsidiary its constating documents, by-laws, any resolution of its Directors or any shareholders’ agreement in respect thereof;

(ii)	any agreement or document to which it is a party or by which any of its property is bound; or

(iii)	any applicable Law,
the conflict with, contravention, default under or creation of a Lien of which could reasonably be expected to have a Material Adverse Effect.
(c)	Enforceability. Each of the Documents to which the Borrower or any Material Subsidiary is a party constitutes a valid and binding obligation of the Borrower or such Material Subsidiary, as applicable, and is enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar statutes affecting the enforcement of creditors’ rights generally and by general principles of equity.

(d)	Litigation. There are no actions, suits or proceedings at Law or before or by any Administrative Body existing or pending, or to the Borrower’s knowledge threatened, to which the Borrower or any Material Subsidiary is, or to the Borrower’s knowledge, is threatened to be made, a party and the result of which, if successful against it, could reasonably be expected to have a Material Adverse Effect.

(e)	Environmental Law. The Borrower and where applicable, each Material Subsidiary, has in all material respects (i) obtained all permits, licenses and other authorizations which are required under Environmental Law; and (ii) is in compliance with Environmental Law and with the terms and conditions of all such permits, licenses and authorizations.

(f)	Environmental Condition of Property. The property or any part thereof owned, operated or controlled by the Borrower, either directly or through a Material Subsidiary:
(i)	is not, to the knowledge of the Borrower, the subject of any outstanding claim, charge or order from an Administrative Body alleging violation of Environmental Law or, if subject to any such claim, charge or order, the Borrower, either directly or through a Material Subsidiary, is taking all such remedial, corrective or other action required under the claim, charge or order or is diligently and in good faith contesting the validity thereof; and

(ii)	complies, with respect to each of its use and operation, in all material respects with Environmental Law and with the terms and conditions of all permits, licenses and other authorizations which are required to be obtained under applicable Environmental Law.

(g)	Title to Properties. The Borrower and where applicable, each Material Subsidiary, has good and valid title to its material properties, subject only to Permitted Encumbrances. The Borrower and each Material Subsidiary is entitled to charge its interests in such properties in favour of the Agent and the Lenders as provided in this Agreement without the need to obtain the consent of or release from any other Person and such properties are not held in trust by the Borrower or any such Material Subsidiary for any other Person.

(h)	Financial Condition. The consolidated financial statements of the Borrower previously delivered to the Agent and the Lenders hereunder, if any, were prepared in accordance with GAAP and such consolidated financial statements present fairly in all material respects the Borrower’s and each Material Subsidiary’s financial positions respectively as at the date thereof.

(i)	No Adverse Change. The audited consolidated financial statements of the Borrower for the fiscal year ended October 31, 2003, were prepared in accordance with GAAP and such audited consolidated financial statements present fairly in all material respects the Borrower’s consolidated financial position as at the date thereof and since that date there has been no Material Adverse Effect.

(j)	Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower or any Material Subsidiary to the Agent or the Lenders in connection with the Credit Facilities is true and accurate in all material respects and the Borrower is not aware of any omission of any material fact which renders such factual information incomplete or misleading in any material way.

(k)	No Breach of Orders, Licences or Statutes. Neither the Borrower nor any Material Subsidiary is in breach of:
(i)	any order, approval or mandatory requirement or directive of any Administrative Body;

(ii)	any governmental licence or permit; or

(iii)	any applicable Law,
the breach of which could reasonably be expected to have a Material Adverse Effect.
(1)	Pension. Neither the Borrower nor any Material Subsidiary has a Pension Plan,

(m)	No Default. No Default or Event of Default has occurred and is continuing.

(n)	Insurance. The Borrower and each Material Subsidiary has in full force and effect such policies of insurance in such amounts issued by such insurers of recognized standing covering the property of the Borrower and each Material Subsidiary in accordance with prudent industry standards.

(o)	Approvals. All regulatory approvals, consents, permits and licenses necessary for the Borrower and each Material Subsidiary to carry on its business, as currently carried on, and all approvals and consents necessary for it to enter into the Documents and perform its obligations thereunder have, in each case, been obtained and are in good standing except to the extent that failure to so obtain could not be reasonably expected to have a Material Adverse Effect.

(p)	Payment of Taxes. The Borrower and each Material Subsidiary has filed all tax returns which are required to be filed and has paid all Taxes (including interest and penalties) which are due and payable, unless such payment is in good faith disputed, and has made all appropriate provision in respect thereof in accordance with GAAP, except, in either case, to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(q)	Remittances. All of the remittances required to be made by the Borrower and each Material Subsidiary to the applicable federal, provincial, municipal or state governments have been made, are currently up to date and there are no outstanding arrears, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

(r)	Subsidiaries. The Borrower has no Subsidiaries other than as set out in Schedule J and the jurisdictions of incorporation, the location of their respective businesses and assets, the trade names of each, if any, used in such locations and the authorized and issued share or unit capital, as applicable, of the Borrower and each Material Subsidiary is set forth in Schedule J. The legal and beneficial owners of all of the issued and outstanding Voting Securities of the Borrower and each of the Material Subsidiaries is as set out in Schedule J.

(s)	Indebtedness and Liens. Neither the Borrower nor any Material Subsidiary has any Indebtedness, other than Permitted Indebtedness, or Liens on its property, other than Permitted Encumbrances. Schedule J sets forth all of the material Indebtedness owed by each of the Borrower and the Material Subsidiaries to any of their Affiliates and to any other Person and the amount thereof, and such Indebtedness has not been subject to any Lien, except for Permitted Encumbrances, or assigned or otherwise transferred (absolutely, contingently, directly, indirectly or otherwise) to any Person.

(t)	Use of Proceeds. The proceeds of any Advances are being used in accordance with Section 3.7.
13.2	Acknowledgement. The Borrower acknowledges that the Agent and the Lenders are relying upon the representations and warranties in this Article 13 in making the Credit Facilities available to the Borrower and that the representations and warranties contained in Section 13.1, will be deemed to be restated in every respect effective on the date each and every Advance is made except for Advances which are Rollovers or Conversions in which case only Section 13.1(m) will be deemed to be restated; and effective on the date of any Swap Document the representation and warranty contained in Section 13.1(m) will be deemed to be restated by the Borrower in favour of the Agent and the Lenders; provided that if the representation and warranty contained in Section 13.1(i) is deemed to be repeated at any time after the Borrower is required to deliver annual audited consolidated financial statements of the Borrower pursuant to Section 14.1(j), then that representation and warranty will be deemed to be given in respect of the most recent of such annual audited consolidated financial statements.
13.3	Survival and Inclusion. The representations and warranties in this Article 13 shall survive until this Agreement has been terminated. All statements, representations and warranties contained in any Compliance Certificate, Closing Certificates, the Security or in any instruments delivered by or on behalf of the Borrower or Material Subsidiary pursuant to this Agreement or any other Document will be deemed to constitute statements, representations and warranties made by the Borrower to the Agent and the Lenders under this Agreement.
ARTICLE 14
COVENANTS OF THE BORROWER
14.1	Affirmative Covenants. While any Indebtedness under the Credit Facilities is outstanding or available to the Borrower and except with the written consent of the Lenders, the Borrower covenants that:
(a)	Punctual Payment. The Borrower will pay or cause to be paid all Indebtedness and other amounts payable under the Documents punctually when due.

(b)	Corporate Existence. Except as permitted by Section 15.1, the Borrower will do or will cause to be done all things necessary to preserve and keep in full force and effect the Borrower’s and any corporate Material Subsidiary’s existence in good standing as a corporation under the Law of its jurisdiction of incorporation.

(c)	Notice of Event of Default. The Borrower will notify the Agent of the occurrence of any Default or Event of Default forthwith upon becoming aware thereof and specify in such notice the nature of the event and the steps taken or proposed to be taken to remedy the same.

(d)	Notice of Legal Proceedings. The Borrower will, forthwith upon becoming aware thereof, notify the Agent of the commencement of any legal or administrative proceedings against the Borrower or any Material Subsidiary which, if adversely determined against the Borrower or any Material Subsidiary could reasonably be expected to have a Material Adverse Effect.

(e)	Notice of Change of Control. The Borrower will, forthwith upon becoming aware thereof, notify the Agent of any Change of Control.

(f)	Notice of Environmental Damage. The Borrower will, forthwith upon acquiring knowledge thereof, notify the Agent of the discovery of any Contaminant or of any Release of a Contaminant into the Environment from or upon the land or property owned (either individually or jointly), operated or controlled by the

Borrower or any Material Subsidiary which could reasonably be expected to have a Material Adverse Effect.
(g)	Indemnity of Borrower. The Borrower hereby indemnifies and holds harmless each of the Agent and the Lenders, including their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”), for any costs, losses, damages, expenses, judgments, suits, claims, awards, fines, sanctions and liabilities whatsoever (including any reasonable costs or expenses of defending or denying the same and the reasonable costs or expenses of preparing any environmental assessment report or other such reports) suffered or incurred by an Indemnified Party, arising out of, or in respect of:
(i)	the Release of any Contaminant into the Environment from or into any property, owned, operated or controlled, directly or indirectly, by the Borrower or otherwise in which the Borrower or any Subsidiary has an interest; and

(ii)	the remedial action, if any, required to be taken by the Agent or the Lenders in respect of any such Release, except in such cases where and to the extent that such costs, losses, damages, expenses, judgments, suits, claims, awards, fines, sanctions or liabilities arise from the gross negligence or wilful misconduct of the Agent or the Lenders, or any of their directors, officers, employees and agents (in this Section 14.1(g) collectively a “claim”). This indemnity will survive repayment or cancellation of the Credit Facilities or any part thereof, including any termination of the other provisions of this Agreement. Other than for costs and expenses incurred by the Indemnified Parties for investigating, defending or denying a claim or preparing any necessary environmental assessment report or other reports in connection with any claim (the reasonable costs thereof to be paid forthwith by the Borrower on demand therefor), the Indemnified Parties will not request indemnification from the Borrower unless an Indemnified Party is required by Law, based on the advice of such Indemnified Party’s counsel, to honour a claim or any part thereof. During the continuation of an Event of Default, the Indemnified Parties will be entitled, but not obligated, to negotiate any settlement of a claim in consultation with the Borrower, and any such settlement will be binding on the Parties, provided that the Borrower will not be liable for any settlement of any action without its written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Borrower, at its option by notice to the Lenders, may assume carriage at any time of any proceedings giving rise to a claim, including choice of counsel.
(h)	Performance. The Borrower will, and will cause each Material Subsidiary to observe the terms of and perform its obligations under each of the Documents to which it is a party.

(i)	Quarterly Compliance Certificate. Within 45 days after the end of each of the first three fiscal quarters of the Borrower and within 90 days after the end of each fiscal year of the Borrower, the Borrower will furnish to the Agent a Compliance Certificate, along with reasonably detailed calculations with respect to the various financial covenants of the Borrower described herein.

(j)	Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Borrower and within 120 days after the end of each fiscal year of the Borrower, the Borrower will furnish to the Agent a copy of its quarterly unaudited consolidated financial statements and with respect to its fiscal year end, its annual audited consolidated financial statements and the unaudited annual consolidated financial statements of the Material Subsidiaries.

(k)	Budget. Forthwith following approval thereof by the Borrower’s Directors and, in any event, within 30 days prior to the fiscal year end of the Borrower, the Borrower will furnish to the Agent a copy of the Borrower’s budget for the next fiscal year.

(l)	Borrowing Base Certificate. Within 30 days after the end of each month, the Borrower will furnish to the Lender a Borrowing Base Certificate.

(m)	Performance of Agreements. The Borrower will, and will cause each Material Subsidiary to, perform its obligations under all agreements relating to its material property, including payment of rentals, royalties, Taxes or other charges in respect thereof which are necessary to maintain all such agreements in good standing in all material respects.

(n)	Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain adequate insurance in respect of its material property, and will provide the Agent with copies of all insurance policies relating thereto if so requested.

(o)	Material Adverse Claims. The Borrower will, and will cause each Material Subsidiary to, except for Permitted Encumbrances, defend its property from all material adverse claims where the failure to do so in the opinion of the Lenders, acting reasonably, threatens the intended priority or validity of the Security as herein provided, or could reasonably be expected to have a Material Adverse Effect.

(p)	Protection of Security. The Borrower will and will cause each Material Subsidiary to do all things reasonably requested by the Agent to protect and maintain the Security and the priority thereof in relation to other Persons.

(q)	Environmental Audit. If the Agent, acting reasonably, determines that the Borrower’s or any Material Subsidiary’s obligations or other liabilities in respect of matters dealing with the protection or contamination of the Environment or the maintenance of health and safety standards, whether contingent or actual, could reasonably be expected to have a Material Adverse Effect then, at the request of the Agent, the Borrower will assist the Agent in conducting an environmental audit of the property which is the subject matter of such contingent or actual obligations or liabilities, by an independent consultant selected by the Agent. The reasonable costs of such audit will be for the account of the Borrower, provided that the Agent will carry out such audit in consultation with the Borrower to expedite its completion in a cost-effective manner. Should the result of such audit indicate that the Borrower or a Material Subsidiary is in breach, or with the passage of time will be in breach, of any Environmental Law and such breach or potential breach has or could reasonably be expected to have, in the opinion of the Lenders, acting reasonably, a Material Adverse Effect, and without in any way prejudicing or suspending any of the rights and remedies of the Agent and the Lenders under the Documents, the Borrower will forthwith commence and diligently proceed to rectify or cause to be rectified such breach or potential breach, as the case may be, and will keep the Agent fully advised of the actions it intends to take and has taken to rectify such breach or potential breach and the progress it is making in rectifying same. The Agent will be permitted to retain, for the account of the Borrower (to the extent such account is reasonable), the services of a consultant to monitor the Borrower’s or any Material Subsidiary’s compliance with this Section 14.1(q).
(r)	Payment of Taxes. The Borrower will, and will cause each Material Subsidiary to, duly file on a timely basis all Tax returns required to be filed by it, and duly and punctually pay all Taxes and other governmental charges levied or assessed against it or its property, except, in either case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(s)	Notices and Filings. The Borrower will, on a timely basis, furnish to the Agent (in sufficient copies for each of the Lenders) all prospectuses, material change reports (except those filed on a confidential basis, but only for so long as such confidentiality remains in effect) and press releases filed by the Borrower or any Material Subsidiary with securities commissions having jurisdiction and other documents distributed by the Borrower to its shareholders.

(t)	Inspection of Property; Books and Records; Discussions. The Borrower will, and will cause each Material Subsidiary to, maintain books and records of account in accordance with GAAP and all applicable Law; and permit representatives of the Agent from time to time, at the Borrower’s expense, to visit and inspect any of its property and to examine and make abstracts from any of its books and records at any reasonable time during normal business hours and upon reasonable request and notice, and subject to the Borrower’s health and safety requirements, and to discuss its business, property, condition (financial or otherwise) and prospects with its senior officers and (in the presence of such representatives, if any, as it may designate) with its independent chartered accountants.

(u)	Comply with Law and Maintain Permits. The Borrower will, and will cause each Material Subsidiary to, comply with applicable Laws and obtain and maintain all permits, licenses, consents and approvals necessary to the ownership of its property and to the conduct of its business in each jurisdiction where it carries on business or owns property, including those issued or granted by Administrative Bodies, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.
(v)	Other Information. The Borrower will provide to the Agent such other documentation and information concerning the Borrower, the Material Subsidiaries as may be requested by the Lenders, acting reasonably, including any internally or independently prepared environmental assessment reports in the possession of the Borrower or any Material Subsidiary.

(w)	Subsidiary Security. The Borrower will provide prior written notice to the Agent of it or any Material Subsidiary acquiring or incorporating any new Material Subsidiary and cause each Material Subsidiary to provide the Agent with a guarantee of the Borrower’s Indebtedness under the Documents and with the other Security listed in Section 4.1 in form and substance satisfactory to the Agent within 10 days of any such Subsidiary becoming a Material Subsidiary, together with all such supporting documentation and legal opinions as the Agent may reasonably require.
14.2	Financial Covenants. While any Indebtedness under the Credit Facilities is outstanding or available to the Borrower, the Borrower covenants that:
(a)	Debt to EBITDA Ratio. Beginning on October 31, 2004, and as of the last day of each fiscal quarter thereafter, it will not permit the Debt to EBITDA Ratio to exceed 3.0:1, reducing to 2.50:1 as of January 31, 2005 and 2.0:1 as of January 31, 2006. For certainty, EBITDA of an entity acquired by the Borrower or any Material Subsidiary will be included only from the date of any acquisition (and not on a pro forma basis), including without limitation, the acquisition of Alanx.

(b)	Minimum Fixed Charge Coverage Ratio. Beginning on April 30, 2005, and as of the last day of each fiscal quarter thereafter, it will not permit the Fixed Charge Coverage Ratio to be less than 1.25:1.

(c)	Minimum Shareholders’ Equity. As of the last day of each fiscal quarter, it will not permit shareholders’ equity (in accordance with GAAP) to be less than Cdn. $20,000,000 plus Net Income for such period (to the extent it is positive) and the net proceeds of any equity issuances of the Borrower after the date hereof.
14.3	Negative Covenants. While any Indebtedness under the Credit Facilities is outstanding or available to the Borrower and except with the written consent of the Lenders:
(a)	Limitation on Borrowings, Liens and Distributions. The Borrower will not, and will not permit the Material Subsidiaries to:
(i)	incur Indebtedness, except for Permitted Indebtedness;

(ii)	provide or permit a Lien over any of its property, except for Permitted Encumbrances; or

(iii)	make any Distribution, other than Permitted Distributions.
(b)	Limitation on Exchange Rate Swap Contracts. The Borrower will not enter into any contract for the sale, purchase, or exchange or for future delivery of foreign currency (whether or not the subject currency is to be delivered or exchanged), hedging contract, forward contract, swap agreement, futures contract, or other foreign exchange protection agreement or option with respect to any such transaction, designed to hedge against fluctuations in foreign exchange rates (collectively, the “Exchange Rate Swap Contracts”) if the term of any such Exchange Rate Swap Contract exceeds the earlier of (i) two years, and (ii) the Term Loan Termination Date; or if the aggregate amount hedged under all such Exchange Rate Swap Contracts at any time exceeds 60% of the U.S. Dollar Exchange Equivalent of the Borrower’s consolidated revenues over the preceding fiscal quarter of the Borrower.

(c)	Limitation on Interest Rate Swap Contracts. The Borrower will not enter into any contract for a rate swap, rate cap, rate floor, rate collar, forward rate agreement, futures or other rate protection agreement or option with respect to any such transaction, designed to hedge against fluctuations in interest rates (collectively, the “Interest Rate Swap Contracts”) if the term of any such Interest Rate Swap Contract exceeds the earlier of (i) two years, and (ii) the Term Loan Termination Date; or if the aggregate amounts hedged under all such Interest Rate Swap Contracts exceeds 60% of the Aggregate Principal Amount under each of the Extendible Revolving Loan and the Term Loan at the end of the previous fiscal quarter of the Borrower.

(d)	Limitation on Commodity Swap Contracts. The Borrower will not enter into any contract for a commodity swap or other protection agreement or option designed to protect against fluctuations in commodity prices (which, for greater certainty, includes both physically and financially settled hedges) (collectively, the “Commodity Swap Contracts”).

(e)	Limitation on Hedging Agreements. The Borrower will not enter into or maintain any Exchange Rate Swap Contract, Interest Rate Swap Contract, Commodity Swap Contract and any other derivative agreement or other similar agreement or arrangements (collectively, the “Hedging Agreements”), unless such Hedging Agreement is entered into for hedging purposes only in the ordinary course of business and not for speculative purposes. The Borrower will not permit the Material Subsidiaries to enter into any Hedging Agreements for any purpose unless the Borrower obtains the prior written consent of the Lenders to any such Hedging Agreements.

(f)	Change in Constating Documents. The Borrower will not, and will not permit any Material Subsidiary to, amend any of its constating documents or by-laws, as applicable, in a manner that could materially prejudice the rights and interests of the Lenders under the Documents.
(g)	Mergers, Amalgamation and Consolidations. The Borrower will not, and will cause the Material Subsidiaries not to, merge, amalgamate or consolidate with another Person except as permitted under Article 15.

(h)	Limitation on Sale and Lease-Back Transactions. Subject to Section 14.3(k), the Borrower will not, and will not permit Material Subsidiaries to, enter into any arrangement with any Person providing for the leasing of property from such Person which property has been or is to be sold or transferred by the Borrower, or any such Material Subsidiary to such Person (a “Sale and Lease-Back Transaction”), unless the proceeds to the Borrower or such Material Subsidiary of such sale are at least equal to the fair market value of such property or at discounted value, as permitted by the Agent, acting reasonably, and provided that the Canadian Dollar Exchange Equivalent of the Indebtedness of the Borrower, the Material Subsidiary under all Sale and Lease-Back Transactions does not exceed $500,000 in the aggregate except for Sale and Lease-Back Transactions where the Borrower, a Material Subsidiary, as the case may be, utilizes the net proceeds arising therefrom to acquire, within 120 days, an interest in property substantially similar in nature to the property sold or transferred; provided however that the Borrower and the Material Subsidiaries may incur an additional Indebtedness arising under all Sale and Lease-Back Transactions of $500,000, in the aggregate, if the Borrower obtains the Lenders’ written consent prior to the incurrence thereof (any Sale and Lease-Back Transaction not prohibited hereby a “Permitted Sale and Lease-Back Transaction”).

(i)	Purchase Money Liens. With the exception of, as in effect on the date hereof, the Purchase Money Lien granted to Pro-Tech Armored Products of Massachussets, Inc. (as evidenced by Uniform Commercial Code filing #41947748, as amended) the Borrower will not and will not permit Material Subsidiaries to permit the Canadian Dollar Exchange Equivalent of its Indebtedness arising under Purchase Money Liens to exceed $500,000 in the aggregate; provided however that the Borrower and the Material Subsidiaries may incur an additional Indebtedness arising under Purchase Money Liens of $500,000, in the aggregate, if the Borrower obtains the Lenders’ written consent prior to the incurrence thereof.

(j)	Change in Business, Name, Location or Fiscal Year. The Borrower will not (i) on a consolidated basis, change in any material respect the nature of its business or operations from the nature of its business and operations carried on as of the Closing Date, or (ii) change its or any Material Subsidiaries’ corporate name, partnership name or trust name, as applicable, trade name or locations of business from those set forth in Schedule J without giving the Agent 15 days prior written notice thereof, or (iii) change its fiscal year.

(k)	Asset Dispositions. Other than for Permitted Dispositions, the Borrower will not, and will not permit any Material Subsidiary to, directly or indirectly, make any sale, exchange, lease, transfer or other disposition of any of its assets to any Person without the prior written consent of all of the Lenders.

(l)	Financial Assistance or Capital Contributions. The Borrower will not, and will not permit any Material Subsidiary to, (i) provide any guarantee, loans or other financial assistance to any Person, other than to the Agent, the Borrower or a Material Subsidiary; and (ii) make any contributions of capital or any other forms of equity or partnership investment in any Person that is not the Borrower or a Material Subsidiary.

(m)	Material Investments. The Borrower will not, and will not permit any Material Subsidiary to, make material investments or enter into ventures of a material nature which are outside the scope of their normal course of business.

(n)	Transactions with Affiliates. The Borrower will not, and will not permit any Material Subsidiary to, except as specifically permitted hereunder, enter into any transaction, including the purchase, sale or exchange of any property or the rendering of any services, with any of its shareholders or with any Affiliate, or with any of its or their directors or officers, or enter into, assume or suffer to exist any employment, consulting or analogous agreement or arrangement with any such shareholder or Affiliate or with any of its directors or officers, except a transaction or agreement or arrangement which is in the ordinary course of business of the Borrower or a Material Subsidiary and which is upon fair and reasonable terms not less favourable to the Borrower or a Material Subsidiary than it would obtain in comparable arms-length transaction; provided that such restriction will not apply, subject to compliance with Section 14.1(w), to any transaction between the Borrower and a Material Subsidiary or between Material Subsidiaries.
ARTICLE 15
REORGANIZATION
15.1	Reorganization. The Borrower may and may permit any Material Subsidiary to, from time to time, amalgamate, merge or consolidate with the Borrower or another Material Subsidiary, provided that:
(a)	no Default or Event of Default will be continuing at the time of such amalgamation, merger or consolidation and no Default or Event of Default will result from such amalgamation, merger or consolidation;

(b)	prior to or contemporaneously with the consummation of such amalgamation, merger or consolidation, the Borrower, any such Material Subsidiary and the successor entity, as applicable, will have executed such instruments and done such things as in the reasonable opinion of the Agent are necessary or advisable to establish that upon the consummation of such transaction:
(i)	the successor entity will be a corporation incorporated under the Laws of Canada, the United States of America or one of its provinces, states or territories and will have assumed all the covenants and obligations of the Borrower or the Material Subsidiary, as applicable, under the Documents;

(ii)	the Documents, as applicable, will be valid and binding obligations of the successor entity entitling the Lenders and the Agent, as against the successor entity, to exercise all of their rights and benefits thereunder;

(iii)	the Lien created by the Security will continue to be a Lien against the property of the successor entity in substantially the same manner and to the same extent and priority as existed immediately prior to such amalgamation, merger or consolidation;

(iv)	the rights and benefits afforded or intended to be afforded the Lenders and the Agent under the Documents are not materially prejudiced; and

(v)	legal opinions in form satisfactory to the Agent confirming the matters set forth in Sections 15.1(b)(i), (ii) and (iii) are provided by Borrower’s Counsel and counsel to the Agent; and
(c)	no Material Adverse Effect will occur as a result of such amalgamation, merger or consolidation.
ARTICLE 16
EVENTS OF DEFAULT
16.1	Event of Default. Each of the following events will constitute an Event of Default:
(a)	Failure to Pay. If the Borrower makes default in the due and punctual payment of any principal amount owing under the Documents, as and when the same becomes due and payable, whether at maturity or otherwise; or if the Borrower makes default in the due and punctual payment of interest, fees or other non-principal amounts owing under the Documents, as when the same become due and payable, whether at maturity or otherwise and such default continues for a period of 2 Banking Days.

(b)	Incorrect Representations. If any representation or warranty made by the Borrower or a Material Subsidiary in any Document proves to have been incorrect when so made or deemed to have been repeated as herein provided and such default continues for a period of 30 days after notice thereof is given to the Borrower by the Agent.

(c)	Breach of Covenants. Except for an Event of Default set out in Section 16.1(a) or elsewhere in this Section 16.1, if the Borrower defaults in the performance or observance of any covenant, obligation or condition to be observed or performed by it pursuant to any of the Documents, and such default continues for a period of 30 days after notice thereof is given to the Borrower by the Agent.

(d)	Insolvency. If a judgment, decree or order of a court of competent jurisdiction is entered against the Borrower or any Material Subsidiary, (i) adjudging the Borrower or any Material Subsidiary bankrupt or insolvent, or approving a petition seeking its reorganization or winding-up under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Law, or (ii) appointing a receiver, trustee, liquidator, or other Person with like powers, over all, or substantially all, of the property of the Borrower or any Material Subsidiary or (iii) ordering the involuntary winding up or liquidation of the affairs of the Borrower or any Material Subsidiary or (iv) if any receiver or other Person with like powers is appointed over all, or substantially all, of the property of the Borrower or any Material Subsidiary, unless, in any such case, such judgment, petition, order or appointment is stayed and of no effect against the rights of the Lenders within 30 days of its entry.

(e)	Winding-Up. If, (i) except as permitted by Section 15.1, an order or a resolution is passed for the dissolution, winding-up, reorganization or liquidation of the Borrower or any Material Subsidiary, pursuant to applicable Law, including the Business Corporations Act (Alberta), or (ii) if the Borrower or any Material Subsidiary institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other bankruptcy, insolvency or analogous Law, or (iii) the Borrower or any Material Subsidiary consents to the filing of any petition under any such Law or to the appointment of a receiver, or other Person with like powers, over all, or substantially all, of the Borrower’s or any Material Subsidiary’s property, or (iv) the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors, or becomes unable to pay its debts generally as they become due, or (v) the Borrower or any Material Subsidiary takes or consents to any action in furtherance of any of the aforesaid purposes.

(f)	Other Indebtedness. The Borrower or any Material Subsidiary fails to make any payment of principal or interest in regard to any Indebtedness whatsoever owed by it after the expiry of any applicable grace period and demand therefor, to any Person, other than the Agent and any Lender under the Documents, where the outstanding principal amount of such Indebtedness, in the aggregate, is more than Cdn. $200,000.

(g)	Other Defaults. The Borrower or any Material Subsidiary defaults in the observance or performance of any non-monetary obligation, covenant or condition to be observed or performed by it pursuant to any agreement to which it is a party or by which any of its property is bound, where such default could reasonably be expected to have a Material Adverse Effect and such default continues for a period of 30 days after notice thereof is given to the Borrower by the Agent.

(h)	Adverse Proceedings. The occurrence of any action, suit or proceeding against or affecting the Borrower or any Material Subsidiary before any court or before any Administrative Body which, if successful, could reasonably be expected to have a Material Adverse Effect, unless the action, suit, or proceedings will be contested diligently and in good faith and, in circumstances where a lower court or tribunal has rendered a decision adverse to the Borrower or any Material Subsidiary, the Borrower or such Material Subsidiary is appealing such decision, and has provided a reserve in respect thereof, adequate in the opinion of the Lenders.

(i)	Judgment. A judgment or order is obtained against the Borrower or any Material Subsidiary for an amount in excess of Cdn. $500,000 in the aggregate which remains unsatisfied and undischarged for a period of 30 days during which such judgment shall not be on appeal or execution thereof shall not be effectively stayed.

(j)	Material Lien. The property of the Borrower or any Material Subsidiary having a fair market value in excess of Cdn. $500,000 in the aggregate shall be seized (including by way of execution, attachment, garnishment or distraint) or any Lien thereon shall be enforced, or such property shall become subject to any charging order or equitable execution of a court, or any writ of enforcement, writ of execution or distress warrant with respect to obligations in excess of Cdn. $500,000 shall exist in respect of the Borrower, any Material Subsidiary, or such property, or any sheriff; civil enforcement agent or other Person shall become lawfully entitled to seize or distrain upon any such property under the Civil Enforcement Act (Alberta), the Workers’ Compensation Act (Alberta), the Personal Property Security Act (Alberta) or any other applicable Laws whereunder similar remedies are provided, and in any case such seizure, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, shall continue in effect and not released or discharged for more than 30 days.

(k)	Hedging Agreements. The occurrence of an event of default under any Hedging Agreement to which the Borrower or a Material Subsidiary is a party, after the expiry of any applicable grace period thereunder, except where such event of default, in the opinion of the Borrower and the Lenders, is in the best interest of the Borrower or the applicable Material Subsidiary.

(1)	Cessation of Business. Except as permitted by Section 15.1, the Borrower or any Material Subsidiary ceases or proposes to cease carrying on business, or a substantial part thereof, or makes or threatens to make a bulk sale of its property.

(m)	Enforceability of Documents. If any material provision of any Document shall at any time cease to be in full force and effect, be declared to be void or voidable or shall be repudiated, or the validity or enforceability thereof shall at any time be contested by the Borrower or any Material Subsidiary or if any Lien constituted pursuant to the Security ceases to have the priority contemplated in the Documents.

(n)	Qualified Auditor Report. If the audited financial statements that are required to be delivered to the Agent pursuant to Section 14.1(j) are not unqualified by the auditor of the Borrower, unless such qualifications could not, in the opinion of the Lenders, reasonably be expected to have a Material Adverse Effect.

(o)	Change of Control. If a Change of Control occurs and the Lenders have not consented, in their sole discretion.

(p)	Borrowing Base Shortfall. If at any time there exists a Borrowing Base Shortfall and such Borrowing Base Shortfall is not remedied pursuant to Section 3.8(a).

(q)	Material Adverse Effect. If any event shall occur which has a Material Adverse Effect.
16.2	Remedies. Upon the occurrence of an Event of Default which has not been waived, the Agent (on the direction of the Lenders) shall forthwith terminate any further obligation to make Advances and declare all Indebtedness owing under the Credit Facilities together with unpaid accrued interest thereon and any other amounts owing under the Documents, contingent or otherwise, to be immediately due and payable, whereupon the Borrower will be obligated without any further grace period to forthwith pay such amounts and the Agent and the Lenders may exercise any and all rights, remedies, powers and privileges afforded by applicable Law or under any and all other instruments, documents and agreements made to assure payment and performance of the obligations of the Borrower under the Documents.
16.3	Waivers. An Event of Default may only be waived in writing by all of the Lenders.
ARTICLE 17
CONFIDENTIALITY
17.1	Non-Disclosure. All information, including any information relating to a Hostile Acquisition, other than information that is required by Law to be disclosed by the Party receiving the information to any Administrative Body, will be held by the Parties in the strictest confidence and will not be disclosed to any Person, except as provided in Sections 17.2 and 17.3.
17.2	Exceptions. Section 17.1 does not apply to information:
(a)	of a Party where that Party consents in writing to its disclosure;

(b)	which becomes part of the public domain;

(c)	received from a third party without restriction on further disclosure and without breach of Section 17.1;

(d)	developed independently without breach of Section 17.1; or

(e)	to the extent required to be disclosed by order or direction of a court or Administrative Body of competent jurisdiction.
17.3	Permitted Disclosures by the Agent or the Lenders. Information received by the Agent or a Lender may be disclosed to the Agent or any other Lender, including any financial institution which desires to become a Lender hereunder and to their respective employees, auditors, accountants, legal counsel, geologists, engineers and other consultants and financial advisors retained by the Agent, such Lender or such financial institution on a need to know basis.

17.4	Survival. The obligations of the Parties under this Article 17 will survive the termination of this Agreement.
ARTICLE 18
ASSIGNMENT
18.1	Assignment of Interests. Except as expressly permitted under Article 15 and this Article 18, this Agreement and the rights and obligations hereunder will not be assignable, in whole or in part, by the Borrower without the prior written consent of all of the Lenders, such consent not to be unreasonably withheld.

18.2	Assignment by the Lenders. Each Lender will have the right to sell or assign in minimum portions of Cdn. $2,000,000 (with such Lender, where such sale or assignment is not of all of such Lender’s Individual Revolving Loan Commitment Amount or Individual Term Loan Commitment Amount, as applicable, retaining an Individual Revolving Loan Commitment Amount or Individual Term Loan Commitment Amount, as applicable, of at least Cdn. $2,000,000 such Lender’s Individual Revolving Loan Commitment Amount or Individual Term Loan Commitment Amount, as applicable, to one or more Domestic Lenders acceptable to the Borrower and the Agent provided that at and after the time of the assignment, the Borrower will not be under any obligation to pay by way of withholding tax or otherwise any greater amount than it would have been obliged to pay if the Lender had not made an assignment. An assignment fee of $3,500 for each such assignment (other than to an Affiliate of a Lender) will be payable to the Agent by the assigning Lender. In the event of such sale or assignment, the Borrower, the Agent and the other Lenders will execute and deliver all such agreements, documents and instruments as the Agent or Lender may reasonably request to effect and recognize such sale or assignment, including an Instrument of Adhesion. Notwithstanding the foregoing, no consent of the Borrower or the Agent will be required if an assignment occurs during a Default or Event of Default which is continuing.

18.3	Effect of Assignment. To the extent that any Lender sells or assigns any portion of its Individual Revolving Loan Commitment Amount or Individual Term Loan Commitment Amount, as applicable, pursuant to Section 18.2 and such new Lender or new Lenders, as the case may be, has executed and delivered to the Borrower and the Agent an Instrument of Adhesion, such Lender will be relieved and forever discharged of any and all of its covenants and obligations under the Documents, except for those set forth in Article 17, in respect of that portion of its Individual Revolving Loan Commitment Amount or

Individual Term Loan Commitment Amount, as applicable, so sold or assigned from and after the date of such Instrument of Adhesion and the Borrower’s recourse under the Documents in respect of such portion so sold or assigned from and after the date of the Instrument of Adhesion will be to such new Lender or new Lenders only, as the case may be, and their successors and permitted assigns.
18.4	Participations. Any Lender may at any time sell to one or more financial institutions or other Persons (each of such financial institutions and other Persons being herein called a “Participant”) participating interests in any of the Advances, commitments, or other interests of such Lender hereunder, provided, however, that:
(a)	no participation contemplated in this Section 18.4 will relieve such Lender from its commitments or its other obligations hereunder or under any other Document;

(b)	such Lender will remain solely responsible for the performance of its commitments and such other obligations as if such participation had not taken place;

(c)	the Agent will continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and each of the other Documents;

(d)	no Participant will have any rights (through a right of consent or approval or otherwise) to require such Lender to take or refrain from taking any action hereunder or under any other Document; and

(e)	the Borrower will not be required to pay any amount hereunder that is greater than the amount which it would have been required to pay had no participating interest been sold.
ARTICLE 19
ADMINISTRATION OF THE CREDIT FACILITY
19.1	Authorization and Action.
(a)	Authorization and Action. Each Lender hereby irrevocably appoints and authorizes the Agent to be its agent in its name and on its behalf and to exercise such rights or powers granted to the Agent or the Lenders under the Documents to the extent specifically provided therein and on the terms thereof, together with such powers and authority as are reasonably incidental thereto. As to any matters not expressly provided for by the Documents, the Agent will not be required to exercise any discretion or take any action, but will be required to act or to refrain from acting (and will be fully indemnified and protected by the Lenders to the greatest extent permitted by Law in so acting or refraining from acting) upon the instructions of the Lenders, and such instructions will be binding upon all Lenders, provided however that the Agent will not be required to take any action which, in the opinion of the Agent, might expose the Agent to liability in such capacity, which could result in the Agent incurring any costs and expenses, or which is contrary to the spirit and intent of this Agreement.

(b)	Lenders’ Determination. Where the provisions of this Agreement provide that any waiver of or any amendment to any provision of the Documents may be made or any action, consent or other determination in connection with the Documents may be taken or given, with the consent or agreement of the Lenders, then any such waiver, amendment, action, consent or determination so made, so taken or so given with the consent or agreement of the Lenders will be binding on all of the Lenders and all of the Lenders will cooperate in all ways necessary or desirable to implement and effect such waiver, amendment, action, consent or determination.

(c)	Deemed Non-Consent. If the Agent delivers a notice to a Lender requesting advice from such Lender as to whether it consents or objects to any matter in connection with the Documents, then, except as otherwise expressly provided herein, if such Lender does not deliver to the Agent its written consent or objection to such matter within 7 Banking Days of the delivery of such notice by the Agent to such Lender, such Lender will be deemed not to have consented thereto upon the expiry of such 7 Banking Day period.
19.2	Procedure for Making Advances.
(a)	Pro Rata Advances. Subject to Sections 6.2, 6.3 and 6.4, all Advances under the Credit Facilities made by the Lenders will be made in accordance with each Participating Lender’s Rateable Portion of such Advance.

(b)	Instructions from Borrower. The Lenders, through the Agent, will make Advances under the Credit Facilities available to the Borrower as required hereunder by debiting the account of the Agent to which each Lender’s Rateable Portion of such Advances have been credited in accordance with Section 5.6 (or causing such account to be debited) and, in the absence of other arrangements agreed to by the Agent and the Borrower in writing, by transferring (or causing to be transferred) like funds in accordance with the instructions of the Borrower as set forth in the Notice of Borrowing, Notice of Rollover or Notice of Conversion, as the case may be, in respect of each Advance under the Credit Facilities, provided that the obligation of the Agent hereunder will be limited to taking such steps as are in keeping with its normal banking practice and which are commercially reasonable in the circumstances to implement such instructions, and the Agent will not be liable for any damages, claims or costs which may be suffered by the Borrower or any of the Lenders and occasioned by the failure of such funds to reach their designated destination, unless such failure is due to the gross negligence or willful misconduct of the Agent.

(c)	Assumption Respecting Availability. Unless the Agent has been notified by a Lender within 1 Banking Day prior to an anticipated Advance under the Credit Facilities that such Lender will not make available to the Agent its Rateable Portion of such Advance, the Agent may assume, without any enquiry required on its part, that such Lender has made or will make such portion of the Advance available to the Agent on the date such Advance is to take place, in accordance with the provisions hereof and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent such Lender will not have so made its Rateable Portion of an Advance under the Credit Facilities available to the Agent, such Lender agrees to pay to the Agent, forthwith on demand, such Lender’s Rateable Portion of the Advance and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon (at the rate payable thereunder by the Borrower in respect of such Advance) for each day from the date such amount is made available to the Borrower until the date such amount is paid to the Agent, provided however, that if such Lender fails to so pay, the Borrower covenants and agrees that without prejudice to any rights the Borrower may have against such Lender, it will repay the amount of such Lender’s Rateable Portion of the Advance (without duplication) to the Agent for the account of the Agent after receipt of the certificate referred to below and forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto will be as set forth in a certificate delivered by the Agent to such non-paying Lender and the Borrower (which certificate will contain reasonable details of how the amount payable is calculated) and will be conclusive and binding, for all purposes, in the absence of manifest error. If such Lender makes the payment to the Agent as required herein, the amount so paid will constitute such Lender’s Rateable Portion of the Advance under the Credit Facilities for purposes of this Agreement. The failure of any Lender to make its Rateable Portion of the Advance will not relieve any other Lender of its obligation, if any, hereunder to make its Rateable Portion of the Advance on the date that such Advance is to take place, but no Lender will be responsible for the failure of any other Lender to provide its Rateable Portion of any Advance under the Credit Facilities.
19.3	Remittance of Payments. Forthwith after receipt of any payment by the Borrower hereunder, the Agent, if and to the extent a Lender is entitled thereto, will remit to such Lender its Rateable Portion of such payment, provided that, if the Agent, on the assumption that it will receive on any particular date a payment of principal, interest or fees hereunder, remits to a Lender its Rateable Portion of such payment and the Borrower fails to make such payment, each such Lender agrees to repay to the Agent forthwith on demand such Lender’s Rateable Portion of any such payment, together with all reasonable costs and expenses incurred by the Agent in connection therewith and interest thereon at the rate and calculated in the manner customarily applicable to interbank payments for each day from the date such amount is remitted to such Lender. The exact amount of the repayment required to be made by a Lender pursuant hereto will be set forth in a certificate delivered by the Agent to such Lender, which certificate will be conclusive and binding for all purposes in the absence of manifest error.

19.4	Redistribution of Payment. Each Lender agrees that:
(a)	If it exercises any right of counter-claim, set off, bankers’ lien or similar right with respect to any property of the Borrower or if under applicable Law it receives a secured claim, the security for which is a debt owed by it to the Borrower, it will apportion the amount thereof proportionately between:
(i)	amounts outstanding at such time owed by the Borrower to such Lender under this Agreement, which amounts will be applied in accordance with this Section 19.4; and

(ii)	amounts otherwise owed to it by the Borrower, provided that any cash collateral account held by such Lender as collateral for a letter of credit or bankers’ acceptance (including a Bankers’ Acceptance) issued or accepted by such Lender on behalf of the Borrower may be applied by such Lender to such amounts owed by the Borrower to such Lender pursuant to such letter of credit or in respect of any such bankers’ acceptance without apportionment.
(b)	If it receives, through the exercise of a right or the receipt of a secured claim described in Section 19.4(a) or otherwise, payment of a proportion of the aggregate amount of principal, interest and fees due to it hereunder which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due in respect of the Credit Facilities (having regard to the respective proportionate amounts advanced as Advances by each of the Lenders), the Lender receiving such proportionately greater payment will purchase a participation (which will be deemed to have been done simultaneously with receipt of such payment) in that portion of the Extendible Revolving Loan or Term Loan, as applicable, of the other Lenders so that their respective receipts will be pro rata to their respective Rateable Portions, provided however that, if all or part of such proportionately greater payment received by such purchasing Lender will be recovered, such purchase will be rescinded and the purchase price for such participation will be returned to the extent of such recovery, but without interest. Such Lender will exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 19.4 to share in the benefits of any recovery on such secured claims.

(c)	If it does any act or thing permitted by Sections 19.4(a) or (b), it will promptly provide full particulars thereof to the Agent.

(d)	Except as permitted under Sections 19.4(a) or (b), no Lender will be entitled to exercise any right of counter-claim, set off, bankers’ lien or similar right without the prior written consent of the other Lenders.
19.5	Duties and Obligations. The Agent or any of its directors, officers, agents or employees (and, for purposes hereof, the Agent will be deemed to be contracting as agent for and on behalf of such Persons) will not be liable to any Lender for any action taken or omitted to be taken by it under or in connection with the Documents, except for its own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent:

(a)	may assume that there has been no assignment or transfer by the Lenders of their rights under the Documents, unless and until the Agent receives a duly executed Instrument of Adhesion from such Lender;

(b)	may consult with counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted to be taken in good faith by it in accordance with or reliance upon the advice of such counsel, accountants or experts;

(c)	will incur no liability under or in respect of the Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed or sent by the apparently proper Person or by acting upon any representation or warranty of the Borrower made or deemed to be made hereunder;

(d)	may assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge to the contrary; and

(e)	may rely, as to any matter of fact which might reasonably be expected to be within the knowledge of any Person, upon a certificate signed by or on behalf of such Person.
Further, the Agent (i) does not make any warranty or representation to any Lender nor will it be responsible to any Lender for the accuracy or completeness of the data made available to any of the Lenders in connection with the Credit Facilities or for any statements, warranties or representations (whether written or oral) made in connection with the Credit Facilities, (ii) will not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of the Documents on the part of the Borrower or to inspect the property (including books and records) of the Borrower, and (iii) will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Documents or any other instrument or document furnished pursuant hereto or thereto.
19.6	Prompt Notice to the Lenders. Notwithstanding any other provision herein, the Agent agrees to provide to the Lenders, with copies where appropriate, all information, notices and reports required to be given to the Agent by the Borrower hereunder, promptly upon receipt of same, excepting therefrom information and notices relating solely to the role of the Agent hereunder.

19.7	Agent and Agent Authority. With respect to its Rateable Portion of the Commitment Amount and the Advances made by it as a Lender under the Credit Facilities, as applicable, the Agent will have the same rights and powers under the Documents as any other Lender and may exercise the same as though it were not the Agent. The Agent may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower, its Subsidiaries, their respective shareholders or any Person owned or controlled by any of them and any Person which may do business with any of them, all as if the Agent was not serving as Agent, and without any duty or obligation to account therefor to the Lenders.
19.8	Lenders’ Credit Decisions. It is understood and agreed by each Lender that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and its Material Subsidiaries. Accordingly, each Lender confirms with the Agent that it has not relied, and will not hereafter rely, on the Agent (a) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower or any other Person under or in connection with the Credit Facilities (whether or not such information has been or is hereafter distributed to such Lender by the Agent) or (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any of its Material Subsidiaries. Each Lender acknowledges that copies of the Documents have been made available to it for review and each Lender acknowledges that it is satisfied with the form and substance of the Documents. A Lender will not make any independent arrangement with the Borrower for the satisfaction of any Indebtedness owing to it under the Documents without the written consent of the other Lenders.
19.9	Indemnification. The Lenders hereby agree to indemnify the Agent and its directors, officers, agents and employees (to the extent not reimbursed by the Borrower) in accordance with their respective Rateable Portions, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or its directors, officers, agents and employees in any way relating to or arising out of the Documents or any action taken or omitted by the Agent under or in respect of the Documents in its capacity as Agent, provided that no Lender will be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Rateable Portion of any reasonable out-of-pocket expenses (including legal fees, on a solicitor and his own client basis) incurred by the Agent in connection with the preservation of any right of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, the Documents, to the extent that the Agent is not reimbursed for such expenses by the Borrower. This indemnity will survive the termination of the other provisions of this Agreement as a separate and continuing covenant of the Lenders.

19.10	Successor Agent. The Agent may, as hereinafter provided, resign at any time by giving 30 days’ notice (the “Resignation Notice”) thereof to the Lenders and the Borrower. The remaining Lenders will forthwith upon receipt of the Resignation Notice unanimously appoint a successor administrative agent (the “Successor Agent”) to assume the duties hereunder of the resigning Agent. Upon the acceptance of any appointment as administrative agent hereunder by a Successor Agent, such Successor Agent will thereupon succeed to and become vested with all the rights, powers, privileges and duties as administrative agent under the Documents of the resigning Agent. Upon such acceptance, the resigning Agent will be discharged from its further duties and obligations as agent under the Documents, but any such resignation will not affect such resigning Agent’s obligations hereunder as a Lender, including for its Rateable Portion of the Commitment Amount. After the resignation of the Agent as administrative agent hereunder, the provisions of this Article 19 will continue to enure to its benefit as to any actions taken or omitted to be taken by it while it was the administrative agent of the Lenders hereunder. Notwithstanding the foregoing, if the remaining Lenders fail to appoint a Successor Agent within 30 days of receipt of the Resignation Notice, the resigning Agent may and with the approval of the Borrower prior to an Event of Default, such approval not to be unreasonably withheld, appoint a Successor Agent from among the Lenders.
19.11	Taking and Enforcement of Remedies. Except as otherwise provided herein, each Lender hereby acknowledges that, to the extent permitted by applicable Law, rights and remedies provided under the Documents to the Lenders are for the benefit of the Lenders collectively and not severally and further acknowledges that its rights and remedies thereunder are to be exercised not severally but collectively through the Agent upon the decision of the Lenders (with the required unanimity as herein provided), regardless of whether acceleration of Indebtedness hereunder was made, and accordingly, notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it will not be entitled to take any action with respect to the Credit Facilities, including any acceleration of Indebtedness thereunder, but that any such action will be taken only by the Agent with the prior written direction of the Lenders (with the required unanimity as herein provided). Notwithstanding the foregoing, in the absence of written instructions from the Lenders, and where in the sole opinion of the Agent the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the circumstances. Each of the Lenders hereby covenants and agrees that it has not heretofore and will not seek, take, accept or receive any security for any of the Indebtedness of the Borrower under the Documents and will not enter into any agreement with any of the Parties relating in any manner whatsoever to the Credit Facilities, unless all of the Lenders will at the same time obtain the benefit of any such security or agreement, as the case may be.

19.12	Reliance Upon Agent. The Borrower will be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Agent pursuant to the Documents, and the Borrower will be entitled to deal with the Agent with respect to matters under the Documents which the Agent is authorized hereunder to deal with, without any obligation whatsoever to satisfy itself as to the authority of the Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to them by the Agent, notwithstanding any lack of authority of the Agent to provide the same.

19.13	Agent May Perform Covenants. If the Borrower fails to perform any covenant on its part herein contained, the Agent may give notice to the Borrower of such failure and if,

within 30 days of such notice (or after the expiry of such other time or cure period as may be required in this Agreement), such covenant remains unperformed, the Agent on behalf of the Lenders may, in its sole discretion but need not, perform any such covenant capable of being performed by it and, if the covenant requires the payment or expenditure of money, the Agent may make such payment or expenditure and all sums so expended will be forthwith payable by the Borrower to the Agent on behalf of the Lenders and will bear interest at the Canadian Prime Rate plus 2%.
19.14	No Liability of Agent. The Agent, in its capacity as agent of the Lenders under the Documents, will have no responsibility or liability to the Borrower or the Lenders on account of the failure of any Lender to perform its obligations hereunder, or to any Lender on account of the failure of the Borrower to perform its obligations under the Documents.

19.15	Nature of Obligations under this Agreement.
(a)	Obligations Separate. The obligations of each Lender and the Agent under this Agreement are separate. The failure of any Lender to carry out its obligations hereunder will not relieve the other Lenders, the Agent or the Borrower of any of their respective obligations hereunder.

(b)	No Liability for Failure by other Lenders. Neither the Agent nor any Lender will be liable or otherwise responsible for the obligations of any other Lender hereunder.
19.16	Unanimity.
(a)	Unanimity. Notwithstanding anything herein to the contrary and without limiting in any way the context of any provision in this Agreement requiring the consent, approval or action of all Lenders, the following matters will require the approval, consent or agreement, as the context requires, of all Lenders:
(i)	the reduction or forgiveness of any Indebtedness payable by the Borrower to the Lenders or the Agent under the Documents (which for certainty does not include prepayments made in accordance with Section 3.7);

(ii)	the postponement of any maturity date of any Indebtedness of the Borrower to the Lenders or the Agent under the Documents;

(iii)	the release or discharge of, or any material amendment to, the Security, or any part thereof, unless otherwise expressly permitted or provided for in this Agreement;

(iv)	any change in the nature of Advances permitted under this Agreement or any change to Sections 3.4, 3.5, 3.6, 3.9, 3.10, 3.11, 3.12(a), 6.1, 6.2, 7.2, 7.3, and 12.2;

(v)	any amendment to this Section 19.16 and Section 17.2; and

(vi)	any change to the definitions of “Majority Lenders” or “LIBOR Period”.
(b)	Majority Consent. Subject to Section 19.16(a), and the next sentence of this Section 19.16(b), any waiver of or any amendment to any provision of the Documents and any action, consent or other determination in connection with the Documents will bind all of the Lenders if such waiver, amendment, action, consent or other determination is agreed to in writing by the Majority Lenders. In any of the Documents, unless an action to be taken by the Lenders is specifically stated to be taken by the Majority Lenders, such action will be deemed to be taken by all Lenders.

(c)	Lender’s Commitment. The Individual Revolving Loan Commitment Amount or the Individual Term Commitment of a Lender can only be changed with the consent of such Lender.
ARTICLE 20
MISCELLANEOUS
20.1	Notices. Unless otherwise provided in the Documents, any notice, consent, determination, demand or other communication required or permitted to be given or made thereunder, will be in writing and will be sufficiently given or made if:
(a)	left at the relevant address set forth below; or

(b)	telecopied or sent by other means of recorded electronic communication; and
if to the Agent, addressed to the Agent at:
Canadian Imperial Bank of Commerce
BCE Place
161 Bay Street, 8th Floor
Toronto, Ontario
M5J 2S8
Facsimile: (416) 956-3830

Attention: Director, Agent Administration
if to CIBC, as Lender, addressed to:
Canadian Imperial Bank of Commerce
855 — 2nd Street S.W., 9th Floor
(East Tower, Bankers Hall)
Calgary, Alberta
T2P 2P2
Facsimile: (403) 221-5779

Attention: Director, Commercial Credit

if to the Borrower or to any Material Subsidiary, addressed to the Borrower at:
Ceramic Protection Corporation
3905 — 32nd Street, N.E.
Calgary, Alberta
T1Y7C1
Facsimile: (403) 735-1001

Attention: Chief Executive Officer
(c)	The Parties each covenant to accept service of judicial proceedings arising under the Documents at its respective address set forth herein.

(d)	Any notice or other communication given or made in accordance with this Section 20.1 will be deemed to have been received on the day of delivery if delivered as aforesaid or on the day of receipt of same by telecopy or other recorded means of electronic communication, as the case may be, provided such day is a Banking Day and that such notice is received prior to 12:00 noon local time and, if such day is not a Banking Day or if notice is received after 12:00 noon local time, on the first Banking Day thereafter.

(e)	Each Party may change its address and facsimile number for purposes of this Section 20.1 by notice given in the manner provided in this Section 20.1 to the other Parties.

(f)	Any notice given under any of the Documents to the Agent will be deemed to also be given to and received by the Agent in its capacity as Lender.
20.2	Telephone Instructions. Any verbal instructions given by the Borrower in relation to this Agreement will be at the risk of the Borrower and neither the Agent nor the Lenders will have any liability for any error or omission in such verbal instructions or in the interpretation or execution thereof by the Agent or a Lender, as the case may be, provided that the Agent or Lender, as the case may be, acted without gross negligence in the circumstances. The Agent will notify the Borrower of any conflict or inconsistency between any written confirmation of such verbal instructions received from the Borrower and the said verbal advice as soon as practicable after the conflict or inconsistency becomes apparent to the Agent.
20.3	No Partnership, Joint Venture or Agency. Except as expressly provided for herein, the Parties agree that nothing contained in this Agreement nor the conduct of any Party will in any manner whatsoever constitute or be intended to constitute any Party as the agent or representative or fiduciary of any other Party nor constitute or be intended to constitute a partnership or joint venture among the Parties or any of them, but rather each Party will be separately responsible, liable and accountable for its own obligations under the Documents, or any conduct arising therefrom and for all claims, demands, actions and causes of action arising therefrom. The Parties agree that no Party will have the authority or represent that it has, or hold itself out as having, the authority to act for or assume any obligation or responsibility on behalf of any other Party, save and except as may be expressly provided for in this Agreement.

20.4	Judgment Currency.
(a)	Deficiency. If, for the purposes of obtaining judgment in any court or any other related purpose hereunder, it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applicable will be the daily noon day rate quoted by the Bank of Canada on the relevant date to purchase in Calgary, Alberta the Original Currency with the Second Currency and includes any premium and costs of exchange payable by the purchaser in connection with such purchase. Each Party (the “First Party”) agrees that its obligation in respect of any Original Currency due from it to the another Party hereunder will, notwithstanding any judgment or payment in the Second Currency, be discharged only to the extent that on the Banking Day following the receipt of any sum so paid in the Second Currency, the other Parties may, in accordance with normal banking procedures, purchase in the Calgary, Alberta foreign exchange market the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased is less than the amount originally due in the Original Currency, the First Party agrees that the deficiency will be a separate and continuing obligation of it, independent from its obligations under this Agreement, and will constitute in favour of the other Parties a cause of action which will continue in full force and effect notwithstanding any such judgment, or order to the contrary, and the First Party agrees, notwithstanding any such payment or judgment, to indemnify the other Parties against any such loss or deficiency. The Borrower acknowledges and agrees that any Indebtedness it may incur or suffer under this Section 20.4(a) will be secured by the Security unless earlier discharged as provided herein.

(b)	Excess. The Lenders through the Agent will pay to the Borrower the amount, if any, after netting out all amounts due by the Borrower under Section 20.4(a), which the Lenders may realize in excess of what is owed to them by virtue of the conversion of the Original Currency into the Second Currency.
20.5	General Indemnity. In addition to any liability of the Borrower to the Lenders under any other provision hereof, the Borrower will and does hereby indemnify each Indemnified Party and hold each Indemnified Party harmless against any losses, claims, costs, damages or liabilities (including reasonable out-of-pocket expenses and reasonable legal fees on a solicitor and his own client full indemnity basis) incurred by the same as a result of or in connection with: (a) any cost or expense incurred by reason of the liquidation or re-deployment in whole or in part of deposits or other funds required by any Lender to fund any Bankers’ Acceptance or to fund or maintain any Advance as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder; (b) subject to permitted or deemed Rollovers and Conversions, the Borrower’s failure to provide for the payment to the Agent for the account of the Lenders of the full principal amount of each Bankers’ Acceptance on its maturity date; (c) the Borrower’s failure to pay any other amount, including any interest or fees, due hereunder on its due date after the expiration of any applicable grace or notice periods; (d) the prepayment of any outstanding Bankers’ Acceptance before the maturity date of such Bankers’ Acceptance; (e) the Borrower’s repayment or prepayment of a LIBOR Based Loan otherwise than on the last day of its LIBOR Period; (f) the Borrower’s failure to give any notice required to be given by it to the Lender hereunder; (g) the failure of a Borrower to make any other payment due hereunder or under any of the other Documents; (h) any inaccuracy of the Borrower’s or any Material Subsidiary’s representations and warranties contained in any Document; (i) any failure of the Borrower or any Material Subsidiary to observe or fulfil its covenants in any Document; or (j) any cost or expense incurred in relation to any transaction, including the Acquisition, to be financed in whole or in part with the proceeds of the Credit Facilities; (k) the occurrence of any Default or Event of Default; provided that this Section 20.5 will not apply to any losses, claims, costs, damages or liabilities that arise by reason of the gross negligence or willful misconduct of the Indemnified Party claiming indemnity hereunder. The provisions of this Section 20.5 shall survive repayment of the Indebtedness of the Borrower under the Documents.

20.6	Further Assurances. The Borrower will, from time to time forthwith at the Agent’s request and at the Borrower’s own cost and expense (to the extent reasonable), do, make, execute and deliver, or cause to be done, made, executed and delivered, all such further documents, financing statements, financing change statements, assignments, acts, matters and things which may be reasonably required by the Agent with respect to the Credit Facilities, the Security or any part thereof and to give effect to any provision of the Documents.

20.7	Waiver of Law. To the extent legally permitted, the Borrower hereby irrevocably and absolutely waives the provisions of any applicable Law which may be inconsistent at any time with, or which may delay or limit in any way, the enforcement of the Documents in accordance with their terms.
20.8	Attornment and Waiver of Jury Trial. The Parties hereto do hereby irrevocably:
(a)	submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Alberta for all matters arising out of or relating to the Documents or any of the transactions contemplated thereby; and

(b)	to the extent legally permitted, waive any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to the Documents or any of the transactions contemplated thereby.
20.9	Interest on Payments in Arrears.
(a)	Except as otherwise provided in this Agreement, interest will be paid by the Parties as follows:

(i)	on amounts for which any Party has actually incurred an out-of-pocket expense and for which another Party has an obligation under the Documents to reimburse such amounts to the Party incurring the expenses, interest will be payable on such amount at the Canadian Prime Rate plus 2% from and including the day on which the amount was incurred to but excluding the day on which the amount is reimbursed if, commencing on the date which is 3 Banking Days following a demand for payment of the amount in accordance with the terms of the Documents, such expense has not been paid; and

(ii)	on amounts payable by one Party to another Party under the Documents where such payment is in default but the non-payment of such amount has not required an actual out-of-pocket expense by the Party to whom such payment is due, at the Canadian Prime Rate plus 2% from and including the day on which the payment was due to, but excluding the day on which the payment is made whether before or after judgment, but if such payment is a reimbursement by the Lenders to the Borrower for overpayment by it to the Lenders or is in respect of an inadvertent underpayment by the Agent, the Lenders or the Borrower to another Party (based on information provided by such other Party), such interest will only be calculated from the date which is 3 Banking Days following a demand for payment by the Party entitled to it.
(b)	All interest referred to in this Section 20.9 will be simple interest calculated daily on the basis of a 365 or 366 day year, as applicable. For the purposes of the Interest Act (Canada), the annual rates of interest to which such rates are equivalent are the rates so determined multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 365 or 366, as applicable.
20.10	Payments Due on Banking Day. Whenever any payment hereunder will be due on a day other than a Banking Day, or in the case of LIBOR Based Loans a LIBOR Banking Day, such payment will be made on the next succeeding Banking Day, or LIBOR Banking Day, as applicable, and such extension of time will in such case be included in the computation of payment of interest thereunder.
20.11	Application of Proceeds. Except as otherwise agreed to by all of the Lenders in their sole discretion and as otherwise expressly provided hereunder, all payments made by or on behalf of the Borrower under the Documents, after acceleration pursuant to Section 16.2, will be applied by the Agent in the following order:
(a)	in payment of any amounts due and payable by way of recoverable expenses;

(b)	in payment of any amounts by way of any fees (other than the stamping fees referred to in Section 7.3 and standby fees referred to in Article 12);

(c)	in payment of any amounts due and payable as and by way of interest, the stamping fees or the standby fees, including any interest on overdue amounts;

(d)	in payment of the Aggregate Principal Amount; and

(e)	in payment of all other Indebtedness of the Borrower or a Material Subsidiary under the Documents.
20.12	Whole Agreement. This Agreement and the other Documents constitute the entire agreement between the Agent and the Lenders on one hand and the Borrower on the other hand, and cancels and supersedes any other agreements, undertakings, declarations, representations and warranties, written or verbal among all such Parties in respect of the subject matter of this Agreement.
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20.13	Counterparts. The Documents may be executed in any number of counterparts (including by facsimile transmission) and by different Parties in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.
THIS AGREEMENT has been executed effective the date first written.

CERAMIC PROTECTION CORPORATION
as Borrower

By: Name:	/s/ Larry G. Moeller Larry G. Moeller
Title:	Secretary-Treasurer, Chairman of the Board

CANADIAN IMPERIAL BANK OF
COMMERCE, as Agent and Lender

By: Name:	/s/ Chris Perks Chris Perks
Title:	Director, Commercial Credit

By: Name:	/s/ Carmen Angelescu Carmen Angelescu
Title:	Manager, Commercial Credit

SCHEDULE A
CERAMIC PROTECTION CORPORATION
CREDIT AGREEMENT
DATED SEPTEMBER 21, 2004
DEFINITIONS
“Accommodation” means an accommodation referred to in Section 3.10.
“Acquisition” means the purchase by the Borrower or its Subsidiary of all of the issued and outstanding shares of Alanx Wear Solutions, Inc. on or prior to September 21, 2004 pursuant to the terms and conditions of the Acquisition Agreement, provided that for the purposes of Section 3.12(a), no Acquisition will be deemed to have occurred unless the purchase is completed in accordance with 6.1(f).
“Acquisition Agreement” means Agreement and Plan of Merger made as of the 3rd day of September, 2004 between the Borrower, Alanx Acquisition Corp., Allied Resource Corporation, Alanx Wear Corp. and Alanx Wear Solutions, Inc.
“Additional Compensation” will have the meaning attributed to it in Section 11.1(a).
“Administrative Body” means any domestic or foreign, national, federal, provincial, state, municipal or other local government or regulatory body and any division, agency, ministry, commission, board or authority or any quasi-governmental or private body exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing, and any domestic, foreign or international judicial, quasi-judicial, arbitration or administrative court, tribunal, commission, board or panel acting under the authority of any of the foregoing.
“Advance” means, with respect to a Drawdown, Rollover or Conversion:
(a)	in respect of Accommodations other than Bankers’ Acceptances, the disbursement or credit of funds to, or to the credit of, the Borrower; or

(b)	in respect of Bankers’ Acceptances, the acceptance by the Lenders of drafts issued under this Agreement by the Borrower.
“Affiliate” means, in relation to any corporation (the “first corporation”), another corporation (i) which is a Subsidiary of the first corporation, (ii) of which the first corporation is a Subsidiary or (iii) which is a Subsidiary of a corporation of which the first corporation is also a Subsidiary.
“After-Acquired Property” has the meaning attributed to it in Section 4.5.
“Agent” means initially CIBC or any successor to CIBC appointed as administrative agent pursuant to Section 19.10.

“Aggregate Principal Amount” means (i) where the context so requires, the aggregate of the Principal Amount outstanding from time to time under the Extendible Revolving Loan, including the face amount of all unmatured Bankers’ Acceptances and outstanding letters of credit issued thereunder, and (ii) where the context so requires, the aggregate of the Principal Amount outstanding from time to time under the Term Loan, including the face amount of all unmatured Bankers’ Acceptances.
“Agreement” or “this Agreement” means the agreement in writing dated the Closing Date between the Borrower, the Lenders and the Agent entitled “Credit Agreement” inclusive of all Schedules, including this Schedule A, as amended, confirmed, replaced or restated from time to time and “hereto”, “hereof”, “herein”, “hereby” and “hereunder”, and similar expressions mean and refer to the Agreement and, unless the context otherwise requires, not to any particular Article, Section, paragraph or other subdivision thereof.
“Alanx” means Alanx Wear Solutions, Inc., a corporation duly incorporated under and governed by the laws of the State of Delaware.
“Available Cash Flow” means for any period:
(a)	the aggregate revenue of the Borrower and the Material Subsidiaries from operations (including all net proceeds of dispositions) for such period;
less
(b)	its reasonable general and administrative and operating expenses for such period, including debt service; and

(c)	cash Taxes applicable to such period; and
“BA Equivalent Loan” means Canadian Dollar Accommodations made pursuant to Section 10.3.
“BA Rate” means the rate determined based on (i) in respect of any Lender that is listed in Schedule I to the Bank Act (Canada), the CDOR Rate at 10:00 am (Toronto time) on the relevant day; and (ii) in respect of any other Lender the lesser of (a) the Lender’s own quoted BA rate and (b) the CDOR Rate plus 10 Basis Points.
“Bank Act (Canada)” means the Bank Act, S.C. 1991, c. 46 including the regulations made and, from time to time, in force under that Act.
“Bankers’ Acceptance” means drafts or bills of exchange in Canadian Dollars drawn by the Borrower and accepted by a Lender pursuant to the Agreement, or depository bills as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that are signed by the Borrower, made payable to CDS and accepted by a Lender pursuant to this Agreement.

“Banking Day” means any day, other than a Saturday or Sunday, on which Canadian chartered banks are open for domestic and foreign exchange business in Calgary, Alberta and Toronto, Ontario and, for transactions involving U.S. Dollars, New York, New York as well.
“Bankruptcy and Insolvency Act (Canada)” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, including the regulations made and, from time to time, in force under that Act.
“Basis Point” or “bps” means one one-hundredth of 1%.
“Borrower” means Ceramic Protection Corporation and its successors and permitted assigns.
“Borrower’s Account” means one or more current accounts maintained by the Borrower at a branch of the Agent or such other account as may be agreed to by the Agent and the Borrower.
“Borrower’s Counsel” means Burnet, Duckworth & Palmer LLP or another barrister or solicitor or firm of barristers and solicitors or other lawyers in an appropriate jurisdiction retained by the Borrower and the Material Subsidiaries.
“Borrowing Base” means, initially, $3,043,444 (as of August 31, 2004) and thereafter, the amount determined or redetermined by the Lenders in their absolute discretion from time to time provided that unless the Agent provides notice to the Borrower to the contrary (which notice will indicate the other Borrowing Base), the Borrowing Base will be the amount calculated on the then current Borrowing Base Certificate.
“Borrowing Base Certificate” means the certificate of the Borrower substantially in the form of Schedule M with the blanks completed.
“Borrowing Base Shortfall” means at any time, that amount, if any, by which the Canadian Dollar Exchange Equivalent of the Aggregate Principal Amount under the Extendible Revolving Loan, exceeds the Borrowing Base.
“Business Corporations Act (Alberta)” means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended from time to time, including the regulations made, from time to time, under that Act.
“Canadian Dollars” or “Canadian $” or “Cdn. $” or “$” each means such currency of Canada which, as at the time of payment or determination, is legal tender in Canada for the payment of public or private debts.
“Canadian Prime Rate” means the variable rate of interest quoted by the Agent from time to time as the reference rate of interest which it employs to determine the interest rate it will charge for demand loans in Canadian Dollars to its customers in Canada and which it designates as its prime rate, provided that if such rate of interest is less than the then applicable rate quoted by the Agent for its 1 month Canadian Dollar bankers’ acceptances plus 100 Basis Points per annum (the “Floor Rate”), then the Canadian Prime Rate will equal the Floor Rate.

“Canadian Prime Rate Loan” means an Advance in Canadian Dollars which bears interest at a rate based on the Canadian Prime Rate.
“Capital Expenditures” means for any particular period, those expenditures of the Borrower and its subsidiaries made in connection with the purchase, lease, licence, acquisition, erection, development, improvement or construction of property of or by such Person (including any such property acquired pursuant to a capitalized lease obligation) or any other expenditures which are required to be capitalized in accordance with GAAP.
“Cash Flow” means, at the end of the fiscal quarter of the Borrower, and as determined in accordance with GAAP on a consolidated basis, the aggregate amount for the last two consecutive fiscal quarters of the Borrower then ended, multiplied by 2, expressed in Canadian Dollars, of (a) Net Income, (b) depreciation, depletion and amortization expense, (c) deferred or future income taxes and (d) other charges to operations not requiring a current cash payment; provided that the Cash Flow for any period will be adjusted accordingly for acquisitions and divestitures by the Borrower or any Material Subsidiary made in the applicable period as if such acquisition or divestiture was made on the first day of such period.
“CDOR Rate” means the average yield to maturity for bankers’ acceptances accepted by a Canadian Lender quoted on the Reuter’s Canadian Deposit Offered Rate screen, at 10:00 a.m., Toronto, Ontario time on the applicable date on which an Advance shall take place, for bankers’ acceptances having a term similar to the term requested for each Bankers’ Acceptance issued pursuant to the applicable Advance.
“CDS” has the meaning attributed to it in Section 10.2(d).
“Change of Control” means if, after the Closing Date, any Person, other than the Borrower or a Material Subsidiary, acquires, directly or indirectly, alone or in concert with other Persons, over a period of time or at any one time, Voting Securities in the capital of the Borrower or a Material Subsidiary aggregating in excess of 30% of all of the then issued and outstanding Voting Securities of the Borrower or such Material Subsidiary as applicable.
“CIBC” means Canadian Imperial Bank of Commerce, a Canadian chartered bank, and its successors and permitted assigns.
“claim”, for the purposes of Section 14.1(g), has the meaning attributed to it in Section 14.1(g).
“Closing Certificate” means the certificate of the Borrower and each Material Subsidiary substantially in the forms of Schedule C with the blanks completed.
“Closing Date” means September 21, 2004 or such other date agreed upon in writing between the Borrower and the Agent.
“Closing Opinion” means the opinion of the Borrower’s Counsel addressed to the Lenders and its legal counsel substantially in the form of Schedule D with the blanks completed.

“Commitment Amount” means the aggregate of the Revolving Loan Commitment Amount and the Term Loan Commitment Amount.
“Commodity Swap Contracts” has the meaning attributed to it in Section 14.3(d).
“Companies’ Creditors Arrangement Act (Canada)” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, including the regulations made and, from time to time, in force under that Act.
“Compliance Certificate” means the certificate of the Borrower substantially in the form of Schedule K with the blanks completed.
“Contaminants” means those substances, pollutants, wastes and special wastes which are defined as contaminants, hazardous, toxic, or a threat to public health or to the Environment under any applicable Environmental Law, including any radioactive materials, urea formaldehyde foam insulation, asbestos or polychlorinated biphenyls (PCB’s).
“Conversion” means in relation to an Advance, a conversion of an Advance into another type of Advance made pursuant to this Agreement.
“Conversion Date” means, in respect of each Lender, the last day of the Revolving Period for such Lender, as any such Revolving Period may be extended pursuant to Section 3.3(b).
“Corporate Visa Facility” means the corporate visa facility to be established in favour of the Borrower upon CIBC’s customary terms and conditions, on or about the Closing Date.
“Credit Facilities” means the Extendible Revolving Loan and the Term Loan.
“Criminal Code (Canada)” means the Criminal Code, R.S.C. 1985, c. C-46, including the regulations made and, from time to time, in force under that Act.
“Debt” means all liabilities of the Borrower and its subsidiaries in accordance with GAAP (including principal portion of capital leases for greater certainty) and, whether or not so classified under GAAP, any guarantees of financial indebtedness, the face amount of any Letters of Credit, obligations relative to off-balance sheet financing and any deferred payments owing for the purchase of capital goods.
“Debt to EBITDA Ratio” means at the end of each fiscal quarter of the Borrower, the ratio of Maximum Debt to EBITDA as calculated on a rolling four quarter basis.
“Depository Bills and Notes Act (Canada)” or “DBNA” means the Depository Bills and Notes Act (Canada), S.C. 1998, c. 13, as amended from time to time, including the regulations made and, from time to time, in force under that Act.
“Default” means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.

“Depreciation and Amortization Expense” means the depreciation and amortization expense of the Borrower, calculated in accordance with GAAP.
“Director” means a director of the Borrower or a corporate Person, as applicable, and reference to action by the directors or board of directors when used with respect to the Borrower or such other corporate Person means action by the directors of the Borrower or such other corporate Person, as applicable, as a board or, whenever duly empowered, by an executive committee or any other duly authorized committee of the board.
“Discount Proceeds” means the amount received by the Borrower from the sale of each Bankers’ Acceptance without deduction for any applicable stamping fee paid in respect thereof.
“Distribution” means any:
(a)	payment of any dividend on or in respect of any shares of any class in the capital of the Borrower or a Material Subsidiary (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(b)	redemption, retraction, purchase or other acquisition or retirement, in whole or in part, of shares of any class in the capital of the Borrower or a Material Subsidiary (including any thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(c)	payment of principal, interest or other amounts in whole or in part, of any Indebtedness of the Borrower or a Material Subsidiary for borrowed money (including any Indebtedness incurred or assumed by the Borrower or a Material Subsidiary pursuant to a capital lease or operating lease);

to (in the case of paragraphs (a) and (c) of this definition) or by or from (in the case of paragraph (b) of this definition) any shareholder or any Affiliate of a shareholder of the Borrower or a Material Subsidiary (other than a Lender), whether made or paid in or for cash, property or both, or

(d)	transfer of any property or the rendering of any services for consideration of less than fair market value by the Borrower or a Material Subsidiary to any shareholder, or to any Affiliate of a shareholder, of the Borrower or of a Material Subsidiary (other than the Borrower in the case of a Material Subsidiary).
“Documents” means the Agreement and any other instruments or agreement entered into by the Parties relating to the Credit Facilities, including the Security and any document or agreement resulting from the operation of Section 4.1.
“Domestic Lender” means a Lender which is a Canadian chartered bank or other financial institution and is a Person that is a resident of Canada for the purposes of the Income Tax Act (Canada).

“Draft” has the meaning attributed to it in Section 10.2(b).
“Drawdown” means a borrowing or credit of funds by way of Advances, other than an Advance by way of Rollover or Conversion.
“Drawdown Date” means the date specified in a Notice of Borrowing as the date on which a Drawdown will occur and which date will be a Banking Day, and which in the case of a LIBOR Based Loan will be a LIBOR Banking Day.
“EBITDA” means for any period, Net Income for such period:
(a)	increased by the sum of (without duplication) (i) Income Tax Expense for such period; (ii) Interest Expense for such period; (iii) Depreciation and Amortization Expense for such period; and (iv) non-cash losses incurred during such period which, in accordance with GAAP, were required to be accrued for a future period, in each case to the extent such amounts were included in the calculation of Net Income for such period; and

(b)	decreased by(i) all cash payments during such period relating to losses that were added back to Net Income under clause (a)(iv) above in determining EBITDA in any prior period to be mutually agreed and non-cash gains. For clarity EBITDA of an entity acquired will be included only from the date of acquisition.
“Effective Date” has the meaning attributed to it in Section 3.11(e).
“Eligible Accounts Receivable” means accounts receivable of the Borrower from creditworthy customers in the U.S. or Canada, aged less than 90 days in each case, as determined by the Agent in its sole discretion.
“Environment” means all components of the earth, including all layers of the atmosphere, air, land (including all underground spaces and cavities and all lands submerged under water), soil, water (including surface and underground water), organic and inorganic matter and living organisms, and the interacting natural systems that include the components referred to in this definition.
“Environmental Law” means any Law relating, in whole or in part, to the protection or enhancement of the Environment, including occupational safety, product liability, public health, public safety and transportation or handling of dangerous goods.
“Escrow Funds” will have the meaning attributed to it in Section 10.5.
“Event of Default” means an event specified in Section 16.1.
“Excess” has the meaning attributed to it in Section 5.7.

“Excess Cash Flow” means Net Income plus depreciation and amortization plus other non-cash items and deferred income taxes less capital expenditures and scheduled principal repayments under the Term Loan.
“Exchange Equivalent” means with reference to Canadian Dollars, the amount thereof expressed in Canadian Dollars, and with reference to any amount (for the purposes of this definition, the “Original Amount”) expressed in U.S. Dollars (for the purposes of this definition, the “Original Currency”), the amount expressed in Canadian Dollars on the date when such amount is being determined as herein provided, required to convert the Original Amount of the Original Currency at the Noon Rate on the Banking Day immediately preceding the date such conversion is to be made.
“Exchange Rate Swap Contracts” has the meaning attributed to it in Section 14.3(b).
“Existing Lender” means Commerce Bank, N.A. in its capacity as lender to Alanx in respect of any Indebtedness.
“Extendible Revolving Loan” means the credit facility established in favour of the Borrower pursuant to Section 3.1.
“Federal Funds Rate” means, for any day, the rate of interest per annum set forth in the weekly statistical release designated as H. 15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, the “H. 15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate of interest per annum set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate”. If on any relevant day the appropriate rate per annum for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates per annum for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three major brokers of Federal funds transactions in New York City, selected by the Agent in its sole discretion, acting reasonably.
“Federal Reserve Board” or “Federal” means the Board of Governors of the Federal Reserve System of the United States of America or any successor thereof.
“First Party” has the meaning attributed to it in Section 20.4.
“Fixed Charge Coverage Ratio” means: (i) until the fiscal quarter ending October 31, 2005; the ratio calculated as (a) annualized EBITDA using EBITDA from each fiscal quarter from and including the fiscal quarter ending January 31, 2005 less estimated Capital Expenditures and cash taxes for the then current fiscal year divided by the sum of (b) scheduled principal Debt repayments and Interest Expense in each case on a then current fiscal year forecasted basis; and (ii) following the fiscal quarter ending October 31, 2005, the ratio calculated on a rolling 4 quarter basis as (a) EBITDA less Capital Expenditures less cash taxes divided by the sum of (b) scheduled principal Debt repayments and Interest Expense. For clarity, ratio inputs from an entity acquired will be included only from the date of acquisition.
“Floor Rate” has the meaning attributed to it in the definition of Canadian Prime Rate.
“GAAP” means generally accepted accounting principles which are in effect from time to time in Canada.
“Hedging Agreements” has the meaning attributed to it in Section 14.3(e).
“Hostile Acquisition” means an acquisition, which is required to be reported to applicable securities regulatory authorities, of shares of a corporation where the board of directors of that corporation has not approved such acquisition nor recommended to the shareholders of the corporation that they sell their shares pursuant to the proposed acquisition.
“includes” means “includes without limitation” and “including” means “including without limitation”.
“Income Tax Act (Canada)” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.), including the regulations made and, from time to time, in force under that Act.
“Indebtedness” means, without duplication, the aggregate amount of all obligations, liabilities and indebtedness of a Person which would be classified under GAAP as indebtedness for borrowed money upon the consolidated balance sheet of such Person, including without duplication, whether or not so classified, all long-term borrowings, the current portion of long-term borrowings, short-term borrowings, obligations under capital leases (classified as such under GAAP), obligations under any Hedging Agreements and all obligations, contingent or otherwise, of any of the foregoing arising from any guarantee made by such Person in respect of any of the foregoing.
“Indemnified Parties” has the meaning attributed to it in Section 14.1(g).
“Individual Revolving Loan Commitment Amount” means, from time to time, in respect of a Lender, that portion of the Revolving Loan Commitment Amount which such Lender has severally agreed to make available to the Borrower in accordance with the terms and conditions of the Agreement, subject to adjustment pursuant to the terms of the Agreement.
“Individual Term Loan Commitment” means, from time to time, in respect of a Lender, that portion of the Term Loan Commitment Amount which such Lender has severally agreed to make available to the Borrower in accordance with the terms and conditions of the Agreement, subject to adjustment pursuant to the terms of the Agreement.
“Instrument of Adhesion” means an agreement whereby a financial institution becomes a Lender substantially in the form of Schedule L with the blanks completed.

“Interest Expense” means for any particular period, the aggregate amount of interest and other financing charges, payable by the Borrower and its subsidiaries during such period with respect to indebtedness including interest, and amortization of discount and financing fees, commissions, discounts, the interest or time value of money component of costs related to factoring or securitizing receivables or monetizing inventory and other fees and charges payable with respect to letters of credit, letters of guarantee and bankers’ acceptance financing, standby fees, the interest component of capitalized lease obligations and net payments (if any) pursuant to hedging arrangements involving interest.
“Interest Rate Swap Contracts” has the meaning attributed to it in Section 14.3(c).
“Interest Act (Canada)” means the Interest Act, R.S.C. 1985, c. I-15, as amended from time to time, including the regulations made and, from time to time, in force under that Act.
“Judgment Interest Act (Alberta)” means the Judgment Interest Act, R.S.A. 2000, c. J-1, as amended from time to time, including the regulations made and from time to time in force under that Act.
“Law” means all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international, any judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Administrative Body, and any policies, voluntary restraints, practices or guidelines of any Administrative Body, and including any principles of common law and equity.
“Lenders” means, initially, CIBC and thereafter each Domestic Lender which may become a Party to this Agreement, as a lender, by executing and delivering to the Agent and to the Borrower an Instrument of Adhesion, and each of their respective successors and permitted assigns, and “Lender” means any one of them in such capacity.
“Letter of Credit” means a letter of credit or letter of guarantee issued under the Extendible Revolving Loan.
“LIBOR” means with respect to each interest period for each LIBOR Loan, an annual interest rate per annum, expressed on the basis of a 360 day year, equal to the simple average of the rates which appear on the telerate display referred to as “Screen Page 3750” as designated by the British Bankers Association as of 11:00 a.m. (London, England time) on the date two LIBOR Banking Days prior to the commencement of such interest period or if such rates are not available, the average (rounded up to the nearest 1/16 per cent) of the rates per annum at which the leading banks in the London interbank market offer to the Agent for placing U.S. dollar deposits with the Agent at approximately 11:00 a.m. (London, England time) on the date two LIBOR Banking Days prior to the first day of such interest period for a period comparable to such period and in an amount approximately equal to the LIBOR Loan.
“LIBOR Banking Day” means any Banking Day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits in the London interbank market) in London, England.

“LIBOR Based Loan” means an Advance in U.S. Dollars which bears interest at a rate based on the LIBOR.
“LIBOR Period” means a period of 1, 2, 3 or 6 months selected by the Borrower and readily available in the London Interbank Eurodollar Market, or such other period as may be agreed to by the Lenders.
“Lien” means any mortgage, lien, pledge, charge (whether fixed or floating), security interest, title retention agreement (other than operating leases in respect of tangible personal property which are not in the nature of financing transactions) or other encumbrance of any kind, contingent or absolute but excludes any contractual right of set-off created in the ordinary course of business and any writ of execution, or other similar instrument, arising from a judgment relating to the non-payment of indebtedness.
“Majority Lenders” means, if there are two or less Lenders, all Lenders, and if there are more than two Lenders, Lenders holding, in aggregate, at least 66 2/3% of the Aggregate Principal Amount under the Credit Facilities.
“Majority Revolving Lenders” means, if there are two or less Lenders, all Lenders, and if there are more than two Lenders, any Revolving Lenders or group of Revolving Lenders holding in aggregate a minimum of 66 2/3% of the Revolving Loan Commitment Amount of all Revolving Lenders.
“Material Adverse Effect” means a material adverse effect on:
(a)	the financial condition of the Borrower and the Material Subsidiaries, taken as a whole;

(b)	the Borrower’s or a Material Subsidiary’s ability to perform their respective obligations under the Documents;

(c)	the validity or enforceability of a material provision of the Documents; or

(d)	the property, business, operations or liabilities of the Borrower and the Material Subsidiaries, taken as a whole.
“Material Subsidiaries” means Alanx, immediately upon completion of the Acquisition, and any other Subsidiary of the Borrower or whose net tangible assets represent more than 5% of the total net tangible assets of the Borrower; and “Material Subsidiary” means any one of them.
“Maturity Date” means the date, which must be a Banking Day, or a LIBOR Banking Day with respect to a LIBOR Based Loan, on which an Advance becomes due and payable by the Borrower, the date on which a Bankers’ Acceptance matures, or the date on which a BA Equivalent Loan becomes due and payable.
“Net Income” means, for any period, the consolidated net income (loss) of the Borrower for such period before extraordinary items, calculated in accordance with GAAP.

“Net Proceeds” means the amount received by the Borrower from the sale of an Accommodation by way of Bankers’ Acceptance (or in the case of a BA Equivalent Loan, the amount of such BA Equivalent Loan), less the applicable stamping fee as provided hereunder in respect of Bankers’ Acceptances.
“Non-Agreeing Lender” has the meaning attributed to it in Section 3.3(b)(iv).
“Non-Agreeing Lender Commitment Amount” has the meaning attributed to it in Section 3.3(b)(iv).
“Non-BA Lender” means a Lender that (i) is not a bank chartered under the Bank Act (Canada); or (ii) has notified the Agent in writing that it is unwilling or unable to accept bankers’ acceptance drafts.
“Non-Participating Lender” has the meaning attributed to it in Section 6.3.
“Noon Rate” means, in relation to the conversion of one currency into another currency, the rate of exchange for such conversion as quoted by the Bank of Canada (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by the Agent at Toronto, Ontario at approximately noon (Toronto local time)).
“Notice of Borrowing” means, in relation to Advances, a notice by the Borrower to the Agent substantially in the form of Schedule H with the blanks completed, as applicable.
“Notice of Rollover or Notice of Conversion” means, in relation to Advances, a notice by the Borrower to the Agent substantially in the form of Schedule I with the blanks completed, as applicable.
“Notification Date” has the meaning attributed to it in Section 3.3(b)(i).
“Offer of Extension” means a written offer by the Agent, on behalf of the Revolving Lenders other than the Non-Agreeing Lenders, to the Borrower to extend the Revolving Period to a date up to 364 days from acceptance by the Borrower of such offer, and setting forth the terms and conditions, if any, on which such extension is offered by the Revolving Lenders and may be accepted by the Borrower.
“Original Currency” has the meaning attributed to it in Section 20.4.
“Participant” has the meaning attributed to it in Section 18.4.
“Participating Lender” has the meaning attributed to it in Section 6.3.
“Parties” means the Borrower, the Agent and the Lenders and their respective successors and permitted assigns, and “Party” means any one of the Parties.

“Pension Plan” means any retirement or pension benefit plan that is established by a Person for the benefit of its employees, that requires such Person to make periodic payments or contributions.
“Permitted Dispositions” means:
(a)	sales of inventory in the ordinary course of business;

(b)	dispositions between and among the Borrower and Material Subsidiaries;

(c)	Permitted Sale and Lease-Back Transactions; and

(d)	subject to the mandatory prepayment provision in Section 3.8, any disposition of assets where such disposition could not reasonably be expected to have a Material Adverse Effect.
“Permitted Distributions” means any Distribution by a Material Subsidiary to the Borrower or by the Borrower to a Material Subsidiary or between Material Subsidiaries.
“Permitted Encumbrances” means:
(a)	undetermined or inchoate Liens arising in the ordinary course of and incidental to construction or current operations which have not been filed pursuant to Law against any of the Borrower or a Material Subsidiary or in respect of which no steps or proceedings to enforce such Lien have been initiated or which relate to obligations which are not due or delinquent or if due or delinquent, any Lien which the Borrower or a Material Subsidiary is in good faith contesting if such contest involves no risk of loss that could reasonably be expected to have a Material Adverse Effect and an adequate reserve in accordance with GAAP has been established by the Borrower;

(b)	easements, rights-of-way, servitudes, zoning or other similar rights or restrictions in respect of land held by the Borrower or any Material Subsidiary (including rights-of-way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(c)	any Lien or trust arising in connection with worker’s compensation, unemployment insurance, pension and employment Law;

(d)	the right reserved to or vested in any municipality or governmental or other public authority by the terms of any lease, license, franchise, grant or permit acquired by the Borrower or a Material Subsidiary, or by any statutory provision to terminate any such lease, license, franchise, grant or permit or to require annual or other periodic payments as a condition of the continuance thereof;

(e)	all reservations in the original grant from the Crown of any lands and premises or any interests therein and all statutory exceptions, qualifications and reservations in respect of title;

(f)	public and statutory Liens not yet due and similar Liens arising by operation of Law;

(g)	the Security;

(h)	the interest of any Person under any Purchase Money Lien, subject to Section 14.3(i); and

(i)	any Lien from time to time disclosed by the Borrower to the Agent and which is consented to by the Lenders.
“Permitted Indebtedness” means, subject at all times to the applicable threshold amounts contained in the Agreement:
(a)	Indebtedness of the Borrower or a Material Subsidiary under the Extendible Revolving Loan, the Term Loan or any of the Documents;

(b)	Indebtedness of the Borrower or a Material Subsidiary under the Term Loan Agreement;

(c)	Indebtedness arising from a Sale and Lease-Back Transaction, subject to Section 14.3(h);

(d)	Indebtedness arising under Purchase Money Liens, subject to Section 14.3(i); and

(e)	Indebtedness of the Borrower to any Material Subsidiary, or of any Material Subsidiary to the Borrower or to another Material Subsidiary.
“Person” means an individual, a partnership, a corporation, a company, a trust, an unincorporated organization, a union, a government or any department or agency thereof (collectively an “entity”) and the heirs, executors, administrators, successors, or other legal representatives, as the case may be, of such entity.
“Prime Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 or 366, as applicable, which is equal at all times to the greater of (i) the rate of interest most recently announced by the Agent as its prime rate for lending Canadian dollars in Canada; and (ii) the average rate for 30 day Canadian dollar BAs which appear on the Reuters’ Screen CDOR Page at 10:00 a.m. Toronto time plus 1.0%.
“Principal Amount” means, (i) where the context requires, in relation to a Lender under the Extendible Revolving Loan, that portion of the Aggregate Principal Amount which has been advanced by such Lender; and (ii) where the context so requires, in relation to a Lender under the

Term Loan, that portion of the Aggregate Principal Amount which has been advanced by such Lender.
“Principal Repayment” means the repayment by or for and on behalf of the Borrower to the Lenders of all or a portion of any principal outstanding to the Lenders under the Credit Facilities.
“Purchase Money Lien” means a Lien, whether given to a vendor, lender or any other Person, securing indebtedness assumed or incurred as, or to provide, all or part of the purchase price or other acquisition cost of property, which Lien is limited exclusively to such property and any proceeds thereof and any extension, renewal, refinancing or replacement thereof.
“Purchasing Lender” has the meaning attributed to it in Section 3.3(b)(iv).
“Rateable Portion” means, with respect to a Lender, the proportion from time to time of the Individual Revolving Loan Commitment Amount or the Individual Term Loan Commitment Amount of such Lender and, if at any time there are both Electing Lenders and Non-Electing Lenders, means, with respect to matters relating solely to each group of Electing Lenders or Non-Electing Lenders, the Individual Revolving Loan Commitment Amount or the Individual Term Loan Commitment Amount of each such Electing Lender or Non-Electing Lender, as the case may be, relative to the aggregate Individual Revolving Loan Commitment Amount or the Individual Term Loan Commitment Amount of all Electing Lenders or Non-Electing Lenders, as the case may be.
“Release” includes releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.
“Request for Offer of Extension” means a request by the Borrower for an offer by the Revolving Lenders to extend the Revolving Period pursuant to Section 3.3(b), substantially in the form of Schedule E, executed by a senior officer of the Borrower.
“Resignation Notice” has the meaning attributed to it in Section 19.10.
“Revolving Lender” has the meaning attributed to it in Section 3.3(b)(i).
“Revolving Loan Commitment Amount” means Cdn. $5,000,000 as such amount may be reduced in accordance with this Agreement or otherwise increased with the unanimous consent of the Lenders.
“Revolving Loan Termination Date” means, with respect to any Non-Agreeing Lender, the last day of the Revolving Period then applicable to such Lender.
“Revolving Period” means in respect of each Lender (i) initially, the period commencing upon the Closing Date and terminating on September 20, 2005, and (ii) each further period of up to 364 days for which the Revolving Period in respect of a Lender is extended at the request of the Borrower pursuant and subject to Section 3.3(b).

“Rollover” means, with respect to an Advance:
(a)	in relation to a LIBOR Based Loan, the continuation of all or any portion of such LIBOR Based Loan for an additional LIBOR Period subsequent to the initial or any subsequent LIBOR Period applicable thereto; and

(b)	in relation to maturing Banker’s Acceptances, the issuance of new Bankers’ Acceptances in respect of all or any portion of such Bankers’ Acceptances at their Maturity Date.
“Sale and Lease-Back Transaction” has the meaning attributed to it in Section 14.3(h).
“Security” has the meaning attributed to it in Section 4.1 and includes any other Lien hereafter granted by the Borrower to secure the payment of Indebtedness in connection with the Extendible Revolving Loan, the Operating Loan and Swap Indebtedness.
“Subsidiary” means any Person of which more than 50% of the outstanding Voting Securities are owned, directly or indirectly by or for the Borrower provided that the ownership of such securities confers the right to elect at least a majority of the board of directors of such Person, or a majority of Persons serving similar roles and includes any legal entity in like relationship to a Subsidiary.
“Successor Agent” has the meaning attributed to it in Section 19.10.
“Taxes” means all taxes of any kind or nature whatsoever including income taxes, capital taxes, minimum taxes, levies, imposts, stamp taxes, royalties, duties, charges to tax, value added taxes, commodity taxes, goods and services taxes, and all fees, deductions, compulsory loans, withholdings and restrictions or conditions resulting in a charge imposed, levied, collected, withheld or assessed as of the date hereof or at any time in the future by any governmental or quasi-governmental authority of or within any jurisdiction whatsoever having power to tax, together with penalties, fines, additions to tax and interest thereon and any instalments in respect thereof.
“Term” means, where the context requires, the period commencing on the Closing Date and ending on (i) in relation to the Extendible Revolving Loan, the date that is 364 days from the Closing Date or the Revolving Loan Termination Date, as applicable; and (ii) in relation to the Term Loan, the date that is 3 years from the Closing Date.
“Term Loan” means the term loan established in favour of the Borrower pursuant to Section 3.2.
“Term Loan Commitment Amount” means Cdn. $19,500,000 as it may be changed from time to time in accordance with this Agreement.
“Term Loan Termination Date” means the date that is 3 years from the Closing Date.
“U.S. Base Rate” means a fluctuating rate of interest per annum, expressed on the basis of a year of 365 or 366, as applicable, which is equal at all times to the greater of (i) the rate of interest most recently announced by the Agent, as its base rate for lending U.S. dollars in Canada; and (ii) the Federal Funds Effective Rate plus 1.0%.
“U.S. Base Rate Loan” means an Advance in U.S. Dollars which bears interest at a rate based on the U.S. Base Rate.
“U.S. Counsel Opinion” means the opinion of the Borrower’s U.S. counsel addressed to the Lenders and its legal counsel, in form acceptable to the Lenders, in its sole discretion.
“U.S. Dollars” or “U.S. $” each means such currency of the United States of America which, as at the time of payment or determination, is legal tender therein for the payment of public or private debts.
“Voting Securities” means securities of capital stock of any class of any corporation, partnership units in the case of a partnership or other evidence of ownership serving similar purposes, carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event will not be considered Voting Securities, whether or not such event will have occurred, nor will any securities be deemed to cease to be Voting Securities solely by reason of a right to vote accruing to securities of another class or classes by reason of the happening of such event.
“Working Capital” means on the last day of any fiscal quarter of the Borrower the excess of current assets over current liabilities or current liabilities over current assets, as applicable, as shown on a consolidated balance sheet of the Borrower as at the end of such fiscal quarter and prepared on a consolidated basis in accordance with GAAP and for the purposes of this definition, current liabilities will include the current portion of Indebtedness (other than any which is Indebtedness under the Credit Facilities) which is characterized as a current liability in accordance with GAAP.

SCHEDULE B
CERAMIC PROTECTION CORPORATION
CREDIT AGREEMENT
DATED SEPTEMBER 21, 2004
COMMITMENTS
Extendible Revolving Loan

LENDER	INDIVIDUAL REVOLVING LOAN COMMITMENT AMOUNT
Canadian Imperial Bank of Commerce	Cdn. $5,000,000
Term Loan

LENDER	INDIVIDUAL TERM LOAN COMMITMENT AMOUNT
Canadian Imperial Bank of Commerce	Cdn. $19,500,000